EXHIBIT 2.1
EQUITY PURCHASE AGREEMENT
Dated as of July 1, 2008
among
HICKS ACQUISITION COMPANY I, INC.,
GPC HOLDINGS, L.P.,
GRAHAM PACKAGING CORPORATION,
GRAHAM CAPITAL COMPANY,
GRAHAM ENGINEERING CORPORATION,
BMP/GRAHAM HOLDINGS CORPORATION,
BCP/GRAHAM HOLDINGS L.L.C.,
GPC CAPITAL CORP. II,
GPC OPCO GP LLC,
GRAHAM PACKAGING HOLDINGS COMPANY
and
HH-HACI, L.P.

INDEX OF DEFINED TERMS

Term	Page

Accounting Firm	8
Accounting Principles	7
Acquired Shares	4
Affiliate	49
Aggregate Cash Consideration	3
Aggregate Consideration	3
Aggregate Warrant Consideration	3
Agreement	1
Antitrust Division	35
Applicable Unpaid Fees	49
BCP III	1
BCP LLC	1
BCP LLC General Partnership Interest	1
Benefit Plans	49
BFIP III	1
Blackstone Holders	1
BMP/GHC	1
BMP/GHC Limited Partnership Interest	1
BMP/GHC Management Stockholders Agreement	50
BMP/GHC Partnership Interests	1
BMP/GHC Stockholders Agreement	50
BOCP III	1
Business Day	50
Business Employees	50
Buyer	1
Buyer Certificate of Incorporation	50
Buyer Common Stock	50
Buyer Contracts	28
Buyer Financial Statements	26
Buyer Information	50
Buyer Organizational Documents	23
Buyer Pro Rata Share	50
Buyer Proxy Statement	27
Buyer Representative	7
Buyer Returns	27
Buyer SEC Documents	50
Buyer Stockholder Approval	24
Buyer Stockholder Meeting	24
Buyer Warrants	50
Cash and Cash Equivalents	50
Certificate of Merger	5
Certificates	6

Term	Page

Claim	55
Closing	3
Closing Balance Sheet	7
Closing Date	3
Closing Debt Amount	7
Code	51
Collective Bargaining Agreements	43
Company	1
Company Information	51
Company Intellectual Property	20
Confidentiality Agreement	31
Contract	13
Credit Agreement	51
Delaware Law	5
Dissenting Shares	51
Distribution Agent	51
Distribution Fund	5
Environmental Laws	18
Environmental Licenses and Permits	19
ERISA	51
Exchange Act	14
Exchange Ratio	9
Final Adjustment Report	8
Final Adjustment Report Date	8
Financial Statements	14
Founder	1
Founder Earnout Shares	3
Founder’s Warrants	51
FTC	35
GAAP	14
GCC	1
GEC	1
General Partnership Interests	1
Governmental Authority	18
GPC	1
GPC Common Stock	1
GPC General Partnership Interest	1
GPC Opco	1
GPCH	1
GPCH Limited Partnership Interest	1
Graham Family Holders	1
HACI Warrant Agreement	51
Hazardous Substances	19
HSR Act	11
Incremental Retained Shares	7
Indebtedness	51

v

Term	Page

Indentures	51
Initial Business Combination	52
Initial Retained Shares	7
Intellectual Property	52
IPO	52
IPO Corp.	1
IPO Corp. Common Stock	2
IPO Corp. Earnout Shares	5
IPO Corp. Founder’s Warrants	52
IPO Corp. Options	9
IPO Shares	52
Issued Shares	4
Joinder Agreement	10
Knowledge of the Company	52
Laws	11
Leased Real Property	52
Lien	52
Limited Partnership Interests	1
Lock-Up Period	39
Major Customers	22
Material Adverse Effect	52
Material Contracts	21
Merger	5
Merger Consideration	5
Merger Effective Time	5
Multiemployer Plan	20
Net Debt Amount	53
Net Debt Target	53
New Shares	4
Newco LLC	5
Non-Conversion Amount	53
Option	53
Option Plans	53
Owned Real Property	53
Partnership Agreement	13
Partnership Interests	2
Partnership Unit	53
Per Share Consideration	54
Permits	17
Permitted Liens	53
Person	54
Preliminary Adjustment Report	7
Proceedings	17
Proxy/Registration Statement	37
Public Stockholder	54
Restricted Securities	39

Term	Page

Returns	16
SEC	14
SEC Documents	14
SEC Reports	39
Securities Act	26
Seller Objection	8
Seller Pro Rata Share	54
Seller Representative	47
Seller Shares	4
Sellers	1
Signing Debt Amount	54
Stock Earnout Target	54
Subsidiaries	54
Subsidiary	54
Taxes	16
Title IV Plan	20
Transfer Taxes	45
Trust Account	55
Trust Agreement	55
WARN	44
Warrant Agreement Amendment	7
Warrant Earnout Target	55

EQUITY PURCHASE AGREEMENT
          This EQUITY PURCHASE AGREEMENT is dated as of July 1, 2008 (this “Agreement”) and is between HICKS ACQUISITION COMPANY I, INC., a Delaware corporation (“Buyer”), GPC HOLDINGS, L.P., a Pennsylvania limited partnership (“GPCH”), GRAHAM PACKAGING CORPORATION, a Pennsylvania corporation (“GPC”), GRAHAM CAPITAL COMPANY, a Pennsylvania limited partnership, (“GCC”), GRAHAM ENGINEERING CORPORATION, a Pennsylvania corporation (“GEC” and, together with GPCH, GCC and GPC, the “Graham Family Holders”), BMP/GRAHAM HOLDINGS CORPORATION, a Delaware corporation (“BMP/GHC”), BCP/GRAHAM HOLDINGS L.L.C., a Delaware limited liability company and a wholly owned subsidiary of BMP/GHC (the “BCP LLC”), GPC CAPITAL CORP. II, a Delaware corporation (“IPO Corp.”), GPC OPCO GP LLC, a Delaware limited liability company (“GPC Opco”), GRAHAM PACKAGING HOLDINGS COMPANY, a Pennsylvania limited partnership (the “Company”), and HH-HACI, L.P., a Delaware limited partnership (“Founder”), and solely with respect to Section 3.12, 3.14 and 6.20, BLACKSTONE CAPITAL PARTNERS III MERCHANT BANKING FUND L.P., a Delaware limited partnership (“BCP III”), BLACKSTONE OFFSHORE CAPITAL PARTNERS III L.P., a Cayman Islands exempted limited partnership (“BOCP III”), and BLACKSTONE FAMILY INVESTMENT PARTNERSHIP III L.P., a Delaware limited partnership (“BFIP III” and together with BCP III and BOCP III, the “Blackstone Holders”) and BCP III, as the Seller Representative (as defined below). BMP/GHC, GPCH, GPC, GCC and GEC, and any additional Seller made a party to this Agreement pursuant to Section 1.14 hereof, are collectively referred to herein as the “Sellers”, and each individually as a “Seller”).
BACKGROUND
          1. As of the date hereof, BMP/GHC holds (i) an approximate 81% limited partnership interest in the Company (the “BMP/GHC Limited Partnership Interest”), which is represented by 10,835.89408 Partnership Units (as defined below) and (ii) indirectly through BCP LLC, an approximate 4% general partnership interest in the Company (a “BCP LLC General Partnership Interest” and together with the BMP/GHC Limited Partnership Interests, the “BMP/GHC Partnership Interests”), which is represented by 535.10588 Partnership Units.
          2. As of the date hereof, GPCH holds an approximate 14.3% limited partnership interest in the Company, which is represented by 1,911.66576 Partnership Units (the “GPCH Limited Partnership Interest”) and GPC holds an approximate 0.7% general partnership interest in the Company, which is represented by 94.98129 Partnership Units (the “GPC General Partnership Interest” and together with the BCP LLC General Partnership Interest, the “General Partnership Interests,” and each of the General Partnership Interests, a “General Partnership Interest”).
          3. As of the date hereof, the Graham Family Holders own all of the outstanding shares of common stock (the “GPC Common Stock”), of GPC.
          4. The BMP/GHC Limited Partnership Interests, and the GPCH Limited Partnership Interest are hereinafter collectively referred as the “Limited Partnership Interests” and each as a “Limited Partnership Interest” and the Limited Partnership Interests together with the General Partnership Interests are hereinafter collectively referred to as “Partnership Interests” and each as a “Partnership Interest.”
          5. The parties desire that the Company effect an IPO reorganization as set forth on Annex A attached hereto.
          6. The parties desire that immediately after the completion of the IPO reorganization as set forth on Annex A, Buyer shall (A) purchase an aggregate of 54,440,001 shares of common stock, par value $0.01 per share, of IPO Corp. (“IPO Corp. Common Stock”) from the Sellers (including holders of shares of IPO Corp. Common Stock received in respect of exercise of options to acquire Partnership Units after the date hereof), and (B) contribute such shares to IPO Corp.
          7. The parties desire that a newly formed wholly owned limited liability company subsidiary of Graham Packaging Company merge with Buyer and in connection therewith holders of Buyer Common Stock receive new shares of IPO Corp. Common Stock equal to the number of shares acquired by Buyer as well as an additional number of shares of IPO Corp. Common Stock (such number of shares shall equal the difference between the maximum number of shares that Buyer shareholders can convert to cash, or 16,559,999, and the actual number shares converted). Such issuance from IPO Corp. to Buyer shareholders will be pursuant to an effective registration statement in an “initial public offering” of shares IPO Corp. Common Stock.
          8. The Board of Directors of Buyer has determined that this Agreement and the transactions contemplated hereby are fair and in the best interests of Buyer and its stockholders, has approved this Agreement and the transactions contemplated hereby and has determined to recommend to its stockholders approval of this Agreement and the transactions contemplated hereby.
          9. In connection with the transactions contemplated hereby, 2,760,000 Founder’s shares and Warrants held by Founder will be retained and amended as provided herein and IPO Corp. will issue to the Sellers an aggregate of 2,760,000 IPO Corp. Founder’s Warrants (as defined below).
          10. The Board of Directors of IPO Corp. and the Compensation Committee of the Company will take such action as is necessary so that, effective upon the Closing, all Options of the Company then outstanding and unexercised immediately prior to the Closing will thereafter represent the right to acquire, on the same terms and conditions as were applicable under the Options prior to the Closing, a number of shares of IPO Corp. Common Stock, as provided herein.
          In consideration of the mutual terms, conditions and other agreements set forth herein and intending to be legally bound hereby, the parties hereto hereby agree as follows:

ARTICLE I
THE IPO REORGANIZATION AND SHARE PURCHASES
          1.1 Closing. Unless this Agreement shall have been terminated and the transactions herein contemplated shall have been abandoned in accordance with Section 6.1, and subject to the satisfaction or waiver of the conditions set forth in Article IV, the closing of the transactions contemplated by this Agreement (the “Closing”) will take place at 10:00 a.m. New York City time on the second Business Day following the satisfaction or waiver of each of the conditions set forth in Article IV hereof (the “Closing Date”), at the offices of Simpson Thacher & Bartlett LLP, 425 Lexington Avenue, New York, New York 10017, unless another date, time or place is agreed to in writing by the parties hereto.
          1.2 Aggregate Consideration. (a) The aggregate consideration to be received by the Sellers as consideration for their Partnership Units is (i) $350,000,000 in cash (the “Aggregate Cash Consideration”), to be paid by Buyer, and (ii) 2,760,000 IPO Corp. Founder’s Warrants to be issued to the Sellers by IPO Corp. (the “Aggregate Warrant Consideration” and, together with the Aggregate Buyer Consideration, the “Aggregate Consideration”).
          (b) No later than the close of business on the second Business Day prior to the Closing Date, the Company will certify to Buyer in writing (i) the number of outstanding Partnership Units and (ii) the number of Partnership Units owned directly or indirectly by each Seller.
          1.3 Reorganization. The parties hereto agree to effect the transactions contemplated by Annex A in accordance with the terms, and in the specified order, set forth in Annex A at the Closing. In connection with the transactions contemplated by Annex A and in accordance therewith, IPO Corp. shall assume all debt and liabilities of the Company and expenses of liquidation, including the assumption of all liabilities, known or unknown, contingent or otherwise, of the Company.
          1.4 Founder Co-Investment Shares; Earnout Shares and Warrants. (a) At or immediately prior to the Closing, an entity affiliated with Founder shall purchase an aggregate of 2,000,000 “co-investment” units consisting of shares of Buyer Common Stock and Buyer Warrants at a purchase price of $10 per unit in accordance with the terms of the Co-Investment Securities Purchase Agreement, dated as of September 26, 2007, by and between Buyer and Thomas O. Hicks.
          (b) At the Closing, 2,760,000 shares of Buyer Common Stock owned by Founder shall be retained but subject to forfeiture in the event the Stock Earnout Target is not met by September 28, 2012 (the “Founder Earnout Shares”). Until the Stock Earnout Target is met, the 2,760,000 shares shall not have any economic or voting rights, except to the extent provided in Section 1.6.
          (c) At the Closing, 2,760,000 Founder’s Warrants held by the Founder shall be retained and amended, in a form reasonably satisfactory to the Founder, Buyer, the Company and the Seller Representative, to provide that the warrant exercise period commences upon the attaining the Warrant Earnout Target and that the warrant have an exercise price of $10 per share. The expiration date of such warrants shall be September 28, 2012.
          1.5 Purchase of Shares; Retained Shares. (a) At the Closing, immediately following and conditioned upon the issuance of the “special voting shares” (as described in Annex A) by IPO Corp. after the liquidation of the Company, all in accordance with Annex A, upon the terms and subject to the conditions of this Agreement, Buyer shall (i) purchase from the Sellers, and the Sellers shall sell to the Buyer, an aggregate of 54,440,001 shares of IPO Corp. Common Stock (such sold shares, the “Seller Shares”), and (ii) contribute the Seller Shares to IPO Corp. for an equal number of newly-issued shares of IPO Corp. Common Stock to be issued as Merger Consideration (the “New Shares”). Each Seller shall sell such Seller’s Seller Pro Rata Share of the Seller Shares; provided, that Sellers may arrange for another Seller to sell additional shares in substitution of the initial Seller’s obligation to sell a pro rata portion of the Seller Shares. In consideration for the sale and transfer of the Seller Shares, and upon the terms and subject to the conditions of this Agreement, on the Closing Date Buyer shall pay or cause to be paid to the Distribution Agent for the benefit of the Sellers by wire transfer in immediately available funds an aggregate amount equal to the Aggregate Cash Consideration. Upon receipt of such sums by the Distribution Agent, the Sellers shall be deemed to have received the consideration due to them under Section 1.5. The amount to be paid by the Distribution Agent in respect of the Seller Shares held by each Seller is equal to such Seller’s Seller Pro Rata Share of the Aggregate Cash Consideration.
          (b) The Sellers shall retain the Initial Retained Shares as defined in Section 1.9(a). Each Seller shall retain such Seller’s Seller Pro Rata Share of the Initial Retained Shares; provided, that no fraction of a share of IPO Corp. Common Stock will be retained, but in lieu thereof each holder of shares of Buyer Common Stock who would otherwise be entitled to a fraction of a share of IPO Corp. Common Stock (after aggregating all shares of IPO Corp. Common Stock that otherwise would be received by such holder) shall receive from IPO Corp. an amount of cash (rounded to the nearest whole cent), without interest, equal to the product of: (x) the fractional share interest (after aggregating all shares of IPO Corp. Common Stock that would otherwise be received by such Seller) which such Seller would otherwise receive, multiplied by (y) the closing price per share of Buyer Common Stock on the Closing Date.
          1.6 Buyer Merger. (a) At the Closing, immediately following completion of the purchase and sale described in Section 1.5, Buyer shall subscribe for and purchase from IPO Corp., and IPO Corp. shall issue and sell, a number of shares of IPO Corp. Common Stock equal to the Non-Conversion Amount (the “Issued Shares” and, collectively with the New Shares, the “Acquired Shares”), and which Issued Shares shall be issued as Merger Consideration. In consideration for the sale and transfer of the Issued Shares to be issued as Merger Consideration, and upon the terms and subject to the conditions of this Agreement, on the Closing Date Buyer shall pay or cause to be paid to IPO Corp. by wire transfer in immediately available funds an aggregate amount equal to all of the cash remaining in Buyer (after payment of expenses and discharge of liabilities).
          (b) Immediately following the purchase of the Issued Shares, upon the terms and subject to the conditions of this Agreement, a newly-formed Delaware limited liability company subsidiary of Graham Packaging Company (“Newco LLC”) shall merge with Buyer (the “Merger”), by filing a certificate of merger with respect to such Merger (the “Certificate of Merger”), which Certificate of Merger shall be in such form as is required by, and executed and acknowledged in accordance with, the Delaware General Corporation Law (the “Delaware Law”), and reasonably acceptable to Buyer, IPO Corp. and the Seller Representative and the Merger shall have the effects set forth in this Agreement and in the applicable provisions of the Delaware Law. The surviving corporation of the Merger shall be a subsidiary of Graham Packaging Company. As used in this Agreement, the term “Merger Effective Time” shall mean the date and time when the Merger becomes effective.
          (c) At the Merger Effective Time, each share of Buyer Common Stock issued and outstanding immediately prior to the Effective Time, other than any shares of Buyer Common Stock to be canceled pursuant to Section 1.6(d), shall be automatically converted into and become the right to receive one fully paid and nonassessable share of IPO Corp. Common Stock from IPO Corp. (“Merger Consideration”); provided, that each Founder Earnout Share shall be converted into the right to receive a share of IPO Corp. Common Stock with the same terms as the Founder Earnout Share (the “IPO Corp. Earnout Shares”) and shall not have any economic or voting rights until the Stock Earnout Target is met. The total number of shares of IPO Corp. Common Stock to be issued as Merger Consideration shall equal the Acquired Shares. As a result of the Merger, at the Merger Effective Time, each holder of a Certificate (as defined in Section 1.7(b)) shall cease to have any rights with respect thereto, except the right to receive the Merger Consideration payable in respect of the shares of Buyer Common Stock represented by such Certificate immediately prior to the Merger Effective Time, all to be issued or paid, without interest, in consideration therefor upon the surrender of such Certificate in accordance with Section 1.7(b) (or, in the case of a lost, stolen or destroyed Certificate, Section 1.7(f)).
          (d) Each share of Buyer Common Stock owned by Buyer, immediately prior to the Merger Effective Time shall automatically be extinguished without any conversion, and no consideration shall be delivered in respect thereof.
          1.7 Distribution of Shares and Certificates; Issuance of Initial Retained Shares. (a) Deposit with Distribution Agent. Prior to the Closing, the Representative, IPO Corp., Founder and the Company shall engage the Distribution Agent. At or prior to the Closing, (i) Buyer shall deposit with the Distribution Agent cash in an amount sufficient to pay the Aggregate Cash Consideration, and (ii) IPO Corp. shall deposit with the Distribution Agent, in trust for the benefit of the holders of shares of Buyer Common Stock and Partnership Units prior to the Closing, certificates representing the shares of IPO Corp. Common Stock issuable pursuant to Sections 1.3 (with the exclusion of any Incremental Retained Shares) and 1.6 (or appropriate alternative arrangements shall be made if uncertificated shares of IPO Corp. Common Stock will be issued). In addition, IPO Corp. shall make available by depositing with the Distribution Agent, as necessary from time to time after the Closing, cash in an amount sufficient to make the payments in lieu of fractional shares pursuant to Section 1.5(b). All cash and certificates representing shares of IPO Corp. Common Stock deposited with the Distribution Agent shall hereinafter be referred to as the “Distribution Fund.”
          (b) Distribution Procedures. (i) As soon as reasonably practicable after the Closing, and in any event within three (3) Business Days after the Closing, IPO Corp. shall cause the Distribution Agent to (A) make payment by cash or check to each Seller for such Seller’s Seller Pro Rata Share of the Aggregate Cash Consideration, (B) distribute that number of whole Initial Retained Shares to which each Seller is entitled (which shall be in uncertificated book-entry form), and (C) cash in lieu of any fractional shares pursuant to Section 1.5(b). With respect to any distribution to a holder of shares of common stock of BMP/GHC, the Distribution Agent shall distribute the applicable pro rata portion of BMP/GHC’s pro rata share of the Aggregate Consideration or Initial Retained Shares, as applicable.
     (ii) As soon as reasonably practicable after the Closing, and in any event within three (3) Business Days after the Closing, IPO Corp. shall cause the Distribution Agent to mail to each holder of record of a certificate or certificates which immediately prior to the Closing represented outstanding shares of Buyer Common Stock (the “Certificates”), which at the Closing became entitled to receive shares of IPO Common Stock, pursuant to Section 1.6 hereof, instructions for use in obtaining whole shares of IPO Corp. Common Stock in book-entry form. Upon delivery of the Certificate and any power of attorney or similar document as may reasonably be required by the Distribution Agent, the holder of such Certificates shall be entitled to receive that number of whole shares of IPO Corp. Common Stock to which such holder is entitled pursuant to Section 1.6 (which shall be in uncertificated book-entry form). Notwithstanding the time of delivery, the IPO Corp. Common Stock distributed pursuant to this Section 1.7 shall be deemed issued at the time of Closing.
     (iii) All shares of IPO Corp. Common Stock issued or distributed in accordance with the terms of this Article I, shall be deemed to have been issued (or paid) in full satisfaction of all rights pertaining to the shares of Buyer Common Stock in connection with the Merger.
          (c) Termination of Distribution Fund. Any portion of the Distribution Fund which remains undistributed one year after the Closing Date shall be delivered to IPO Corp., upon demand, and any holders of Buyer Common Stock or Partnership Units who have not theretofore complied with this Article I shall thereafter look only to IPO Corp. for payment of their claim for the applicable portion of the Merger Consideration or the Aggregate Consideration, as applicable.
          (d) No Liability. None of Buyer, the Company, BMP/GHC, IPO Corp., the Seller Representative, the Buyer Representative or the Distribution Agent or any of their respective directors, officers, employees and agents shall be liable to any Person in respect of any shares of Buyer Common Stock (or dividends or distributions with respect thereto) or cash from the Distribution Fund delivered to a public official pursuant to any applicable abandoned property, escheat or similar law.
          (e) Investment of Distribution Fund. The Distribution Agent shall invest any cash included in the Distribution Fund on a daily basis as directed by the Representative, provided, that no such investment or loss thereon shall affect the amounts payable to the Sellers after the Closing pursuant to this Article I. Any interest and other income resulting from such investment shall become a part of the Distribution Fund, and any amounts in excess of the amounts payable pursuant to this Article I shall promptly be paid to IPO Corp.

          (f) Lost, Stolen or Destroyed Certificates. In the event any Certificates shall have been lost, stolen or destroyed, the Distribution Agent shall issue in exchange for such lost, stolen or destroyed Certificates, upon the making of an affidavit of that fact by the holder thereof, such shares or BMP/GHC Common Stock or the Buyer Pro Rata Share amount of the Merger Consideration, or cash for fractional shares pursuant to Section 1.5(b); provided, however, that IPO Corp. may, in its discretion and as a condition precedent to the issuance thereof, require the owner of such lost, stolen or destroyed Certificates to deliver an agreement of indemnification in a form reasonably satisfactory to IPO Corp., or a bond in such sum as IPO Corp. may reasonably direct as indemnity, against any claim that may be made against IPO Corp. or the Distribution Agent in respect of the Certificates alleged to have been lost, stolen or destroyed.
          1.8 Warrants. (a) As promptly as practicable after the Closing, the Distribution Agent shall distribute to each Seller such Seller’s Pro Rata Share of the Aggregate Warrant Consideration. The IPO Corp. Founder’s Warrants shall be governed by the HACI Warrant Agreement, as it may be amended, and treated as the Founder’s Warrants currently issued under such agreement as if a Seller holding such Warrants was the “Sponsor” (as defined in the HACI Warrant Agreement) thereunder.
          (b) All remaining warrants to purchase Buyer’s common stock shall be automatically converted into warrants to purchase shares of IPO Corp. Common Stock by operation of an amendment (the “Warrant Agreement Amendment”) in a form reasonably satisfactory to the Buyer, IPO Corp. and the applicable warrant agent under the HACI Warrant Agreement, such amendment to be entered into by and among the parties to the HACI Warrant Agreement and IPO Corp.
          1.9 Aggregate Net Debt Amount Adjustment. (a) The “Initial Retained Shares” shall be an aggregate number of shares of IPO Corp. Common Stock equal to 35,000,000 — (Signing Debt Amount — Net Debt Target)/10.
          (b) The “Incremental Retained Shares” shall be an aggregate number of shares of IPO Corp. Common Stock equal to (Signing Debt Amount — Closing Debt Amount)/10; provided that such number shall not be less than zero.
          (c) Within ninety (90) days after the Closing Date, HH-HACI, L.P., a Delaware limited partnership (the “Buyer Representative”), shall furnish to the Seller Representative a consolidated balance sheet of the Company and its Subsidiaries (the “Closing Balance Sheet”) as of immediately prior to the Closing. The Closing Balance Sheet shall be prepared in accordance with the accounting principles used by the Company in the preparation of the Financial Statements and the determination of the Net Debt Target and the Signing Debt Amount (the “Accounting Principles”) and in all cases in accordance with GAAP. The Closing Balance Sheet shall be accompanied by a report (the “Preliminary Adjustment Report”) setting forth in reasonable detail the Net Debt Amount as of immediately prior to the Closing (as finally determined in accordance with Section 1.9(c), the “Closing Debt Amount”). The Seller Representative and its representatives shall have the right to review and copy the computations and work papers (including accountants’ work papers, subject to such confidentiality restrictions, as the Seller Representative’s accountants shall reasonably request) and underlying books and records used in connection with the Buyer Representative’s determination of the Closing Debt Amount, and to have access to the employees and accountants of IPO Corp. and its predecessors, and its respective books and records, in connection therewith. Unless the Seller Representative provides specific written notice to the Buyer Representative of an objection to any aspect of the Preliminary Adjustment Report before the close of business on the 30th day after the Seller Representative’s receipt thereof, the Preliminary Adjustment Report shall then become binding upon the Buyer Representative, the Sellers and the Seller Representative, and shall be the “Final Adjustment Report”, and such day shall be the “Final Adjustment Report Date”. If the Seller Representative, by written notice to the Buyer Representative before the close of business on such 30th day, objects to any aspect of the Preliminary Adjustment Report, then those aspects as to which the objection was made (the “Seller Objection”) shall not become binding. The Buyer Representative and the Seller Representative shall discuss such objection in good faith and, if they reach written agreement amending the Preliminary Adjustment Report within thirty (30) days after delivery of the Preliminary Adjustment Report by the Buyer Representative, the Preliminary Adjustment Report, as amended by such written agreement, shall become binding upon the Buyer Representative, the Sellers and the Seller Representative, and shall be the Final Adjustment Report, and the date of such written agreement shall be the Final Adjustment Report Date. If the Buyer Representative and the Seller Representative do not reach such written agreement within thirty (30) days after the Seller Representative gives such notice of objection, those aspects as to which such objection was made shall be submitted for arbitration to a big four accounting firm acceptable to the Seller Representative and the Buyer Representative (the “Accounting Firm”) (whose fees shall be borne by IPO Corp.), which shall arbitrate the dispute and submit a written statement of its adjudication, which statement, when delivered to the Buyer Representative and to the Seller Representative, shall become final and binding upon the Buyer Representative, the Sellers and the Seller Representative, and shall, together with those aspects of the Preliminary Adjustment Report as to which no objection was made, be the Final Adjustment Report. In such case, the date on which such statement is delivered to the Buyer Representative and to the Seller Representative shall be the Final Adjustment Report Date. The scope of the disputes to be resolved by the Accounting Firm is limited to whether the amounts set forth in the Seller Objection or on the line items on the Closing Balance Sheet used to calculate the Closing Debt Amount were obtained from and in accordance with the books and records of the Company and are in accordance with the Accounting Principles and, to the extent not inconsistent with the Accounting Principles, GAAP applied on a basis consistent with prior periods, and whether there were errors of fact or mathematical errors in the Final Adjustment Report (which errors shall be resolved by the Accounting Firm), and the Accounting Firm is not to make any other determination. The determination of the Accounting Firm, including the resolution of any disputes as described above, shall constitute an arbitral award that is final, binding and unappealable and upon which a judgment may be entered by any court having jurisdiction thereof. In acting hereunder, the Accounting Firm shall be entitled to the privileges and immunities of arbitrators.
          (d) On the Final Adjustment Report Date, to the extent that the Incremental Retained Shares as calculated pursuant to Section 1.9(a) is a positive number, IPO Corp, shall issue all Incremental Retained Shares to the Sellers. Each Seller shall be entitled to such Seller’s Seller Pro Rata Share Amount of the Incremental Retained Shares with no further consideration due therefor.

          1.10 Treatment of Options. In accordance with terms of the Option Plans and any related grant agreements under such plans, in each case, as in effect on the date hereof, the Board of Directors of IPO Corp. and the Compensation Committee of the Company shall take such action as is necessary with respect to Options granted under the Option Plans and outstanding immediately prior to Closing so that, effective upon the Closing, (a) except as set forth on Schedule 1.10, any tranche of Options that is scheduled to become vested and exercisable solely as a result of the passage of time on or before the one-year anniversary of the Closing (and continued employment through such anniversary) shall be deemed vested and exercisable immediately following the Closing Date and (b) all Options then outstanding and unexercised immediately prior to the Closing shall thereafter represent the right to acquire, on the same terms and conditions as were applicable under the Options prior to the Closing, that number of shares of IPO Corp. Common Stock determined by multiplying the number of Partnership Units subject to such Options by the Exchange Ratio (defined below), rounded down, if necessary, to a whole share of IPO Corp. Common Stock, at a price per share (rounded up, if necessary, to a penny) equal to the per share exercise price specified in such Option divided by the Exchange Ratio. Such Options shall hereinafter be referred to as “IPO Corp. Options.” IPO Corp. and the Company will cooperate to structure the arrangements contemplated by this Section 1.10 in a manner consistent with Sections 409A and, if applicable, 422 of the Code. For purposes of this Agreement, the “Exchange Ratio” shall mean a fraction, the numerator of which shall be equal to the value in dollars per Partnership Unit implied by the transactions described in Sections 1.5 and 1.6 (as calculated by the Compensation Committee of the Company immediately prior to the Closing, and such calculation to be reasonably satisfactory to Buyer) and the denominator of which shall be equal to the value in dollars of IPO Corp. Common Stock immediately after the Closing.
          1.11 Cancellation of Supervote Shares. Immediately following completion of the Merger, the outstanding shares of IPO Corp. “special voting shares” (described on Annex A) shall be cancelled and extinguished without any conversion, and no consideration shall be delivered in respect thereof.
           1.12 Repayment of Debt under Credit Agreement. Immediately following the Closing, IPO Corp, on behalf of Graham Packaging Company, shall repay, by wire transfer in immediately available funds, an amount not less than 50% of the amounts received for the Issued Shares by IPO Corp in respect of amounts due under the Credit Agreement in accordance with the terms thereof; provided, that notwithstanding any provision in this Agreement to the contrary, the calculation of the Net Debt Amount shall not give effect to the transactions contemplated by this Section 1.12.
          1.13 Board of Directors. On or prior to the Closing, the Board of Directors of IPO Corp. shall cause the number of directors that will comprise the full Board of Directors of IPO Corp. at the Closing to be 11. The members of the Board of Directors of IPO Corp. at the Closing shall be determined in accordance with Schedule 1.13; provided, that appropriate provisions shall be made for a staggered board as set forth therein.
          1.14 Additional Sellers. The Company will use its reasonable best efforts to cause each holder of Partnership Units acquired upon exercise of Options or otherwise subsequent to the date hereof, to execute and deliver a joinder agreement (the “Joinder

Agreement”), in a form reasonably satisfactory to Buyer, the Company and the Seller Representative, pursuant to which such holder shall become a party to this Agreement and for all purposes hereunder be treated as a Seller. To the extent any holder of Partnership Units acquired subsequent to the date hereof does not execute and deliver a Joinder Agreement prior to Closing, at Closing each Seller will permit Buyer to purchase its pro rata share of shares of IPO Corp. Common Stock received in respect of Partnership Units and notwithstanding any provision of this Agreement to the contrary, any Seller not executing this Agreement will not receive its Seller Pro Rata Share of the Aggregate Cash Consideration. In the event that any Seller becomes a party to this Agreement following the date hereof in accordance with the immediately preceding sentence, such Seller may deliver to the Company and Buyer prior to such execution a Disclosure Schedule listing the exceptions of such Seller to the representations and warranties to be made by the same pursuant to Section 2.1 hereof.
          1.15 Taking of Necessary Action; Further Action. If, at any time after the Closing, any further action is necessary or desirable to carry out the purposes of this Agreement and to vest IPO Corp. with full right, title and possession to all assets, property rights, privileges, powers and franchises of, the Company, IPO Corp. and the Buyer, the officers and directors of IPO Corp., in the name and on behalf of IPO Corp. and the Buyer, will take all such lawful and necessary action.
          1.16 Alternative Structure . The parties agree to reasonably cooperate in the consideration of alternative structures to implement the transactions contemplated by this Agreement and that are mutually agreeable to Buyer, the Company and the Sellers, as long as such alternative structure does not impose any material delay on, or condition to, the consummation of the transactions contemplated by this Article I, or adversely affect any of the parties hereto or either IPO Corp.’s or Buyer’s stockholders, result in additional liability to directors or officers of any of the parties hereto, or breach or result in a default under the Credit Agreement or the Indentures.
ARTICLE II
REPRESENTATIONS AND WARRANTIES
           2.1 Representations and Warranties of the Sellers. Each of the Sellers, solely as to itself, represents and warrants to Buyer as follows:
          (a) Due Organization. Such Seller (other than any Seller that is a natural person) is duly organized, validly existing and in good standing under the laws of the jurisdiction of its incorporation or organization.
          (b) Authorization and Validity of Agreement. Such Seller has all requisite power and authority to execute and deliver this Agreement and to perform all of its obligations hereunder. The execution, delivery and performance by such Seller of this Agreement and the consummation by such Seller of the transactions contemplated hereby have been, if such Seller is not a natural person, duly authorized by all necessary company, partnership or corporate action, and no other action on the part of such Seller is necessary for the execution, delivery and performance by such Seller of this Agreement and the consummation by it of the transactions contemplated hereby. This Agreement has been duly executed and delivered by such Seller and is a legal, valid and binding obligation of such Seller, enforceable against such Seller in accordance with its terms, except to the extent that its enforceability may be limited by bankruptcy, insolvency, reorganization, moratorium, fraudulent conveyance or other laws relating to or affecting creditors’ rights generally and by general equity principles.
          (c) No Conflict . Except as set forth on Schedule 2.1(c) and except as would not prevent, materially hinder or materially delay the ability of such Seller to perform its obligations under this Agreement or to consummate the transactions contemplated hereby, the execution, delivery and performance by such Seller of this Agreement and the consummation by it of the transactions contemplated hereby:
     (i) will not violate any provision of applicable laws, rules, regulations, statutes, codes, ordinances or requirements of any Governmental Authority (collectively, “Laws”), order, judgment or decree applicable to such Seller;
     (ii) will not require any consent, authorization or approval of, or filing with or notice to, any Governmental Authority (as defined below) under any Law applicable to such Seller, except for the requirements of the Hart-Scott-Rodino Antitrust Improvements Act of 1976, as amended (the “HSR Act”) and any other applicable antitrust or competition laws outside the United States, and except for any consent, approval, filing or notice requirements that become applicable solely as a result of the specific regulatory status of Buyer or its Affiliates or that Buyer or its Affiliates are otherwise required to obtain;
     (iii) will not violate any provision of the certificate of incorporation, bylaws, limited liability company agreement, partnership agreement or similar organizational document of such Seller, if such Seller is not a natural person; and
     (iv) will not require any consent, approval or notice under, and will not conflict with, or result in the breach or termination of, or constitute a default under, or result in the acceleration of the performance by such Seller under, any indenture, mortgage, deed of trust, lease, license, franchise, contract, agreement or other instrument to which such Seller is a party or by which it or any of its assets are bound.
          (d) Ownership of the Equity Interests. Such Seller is and will be on the Closing Date the record and beneficial owner and holder of the Partnership Units set forth opposite such Seller’s name on Schedule 2.1(d) and any shares of IPO Corp. Common Stock issued to it pursuant to this Agreement, free and clear of all Liens, other than those Liens disclosed on Schedule 2.1(d). Except as set forth on Schedule 2.1(d), such Seller has no other equity interests or rights to acquire equity interest in the Company. Such equity interests are not subject to any contract restricting or otherwise relating to the voting, dividend rights or disposition of such Equity Interests, except as set forth on Schedule 2.1(d). Notwithstanding the foregoing, GPCH may transfer Partnership Units representing approximately 1% partnership interest to GPC prior to the Closing.

          (e) Legal Proceedings. There are no Proceedings pending, or, to the knowledge of such Seller, threatened against such Seller, before any Governmental Authority which seeks to prevent such Seller from consummating the transactions contemplated by this Agreement.
          2.2 Representations and Warranties of the Company. The Company represents and warrants to Buyer that, except as set forth in the Schedules hereto, and except as disclosed in the SEC Documents filed with the SEC prior to the date of this Agreement:
          (a) Due Organization of the Company. The Company is duly formed, validly existing and in good standing under the laws of the jurisdiction of its incorporation or organization, has the requisite power and authority to own, lease and operate its properties and to carry on its business as it is now being conducted and is in good standing and duly qualified to do business in each jurisdiction in which the transaction of its business makes such qualification necessary.
          (b) Authorization and Validity of Agreement. The execution, delivery and performance by the Company of this Agreement and the consummation by the Company of the transactions contemplated hereby have been duly authorized by its general partners, and no other company action on the part of the Company is necessary for the execution, delivery and performance by the Company of this Agreement and the consummation by it of the transactions contemplated hereby. This Agreement has been duly executed and delivered by the Company and is a legal, valid and binding obligation of the Company, enforceable against it in accordance with its terms, except to the extent that its enforceability may be limited by bankruptcy, insolvency, reorganization, moratorium, fraudulent conveyance or other laws relating to or affecting creditors’ rights generally and by general equity principles.
          (c) Company Subsidiaries.
     (i) Schedule 2.2(c)(i) lists all direct or indirect Subsidiaries of the Company and the issued and outstanding equity interests of each such Subsidiary. Each of the outstanding equity interests of each such Subsidiary is duly authorized, validly issued, fully paid and non-assessable and is directly owned of record by the holders set forth on Schedule 2.2(c)(i) free and clear of any Liens, other than Permitted Liens. There are no other equity interests of any Subsidiary of the Company authorized, issued, reserved for issuance or outstanding and there are no contracts, commitments, options, warrants, calls, rights, puts, convertible securities, exchangeable securities, understandings or arrangements by which the Company or any Subsidiary of the Company is or may be bound to issue, redeem, purchase or sell additional equity interests or securities convertible into or exchangeable for any other equity interest of any Subsidiary of the Company. Neither the Company nor any of its Subsidiaries is a party to any partnership agreement, stockholders agreement or joint venture agreement with any other third Person.
     (ii) Each of the Subsidiaries of the Company (A) is duly organized, validly existing and in good standing under the laws of the jurisdiction of its organization and (B) has all requisite company power and authority to own its properties and assets and to carry on its business as it is now being conducted, except in the case of clause (A) or clause (B), where the failure to have such power and authority or to be in good standing would not reasonably be expected to have a Material Adverse Effect on the Company.
          (d) Capitalization. Schedule 2.2(d)(i) sets forth a true, correct and complete list, as of the date hereof, of all the outstanding Partnership Units, including the names of the holders thereof and whether or not such Partnership Units represent General Partnership Interests or Limited Partnership Interests. As of the date hereof, an aggregate of 1,378.91 Partnership Units were reserved for issuance upon exercise of outstanding Options pursuant to the Option Plans. All Partnership Units (other than those reserved for outstanding Options) are validly issued, fully paid and nonassessable and are not subject to preemptive rights. Other than the Partnership Units, no equity interests of the Company are outstanding or are or may become required to be issued by reason of any options, warrants, rights to subscribe to, calls or commitments of any character, relating to, or securities or rights convertible into or exchangeable or exercisable for, any partnership interests of the Company, and other than as set forth in the Fifth Amended and Restated Agreement of Limited Partnership of the Company (the “Partnership Agreement”) or any award or similar agreement relating to Options issued pursuant to the Option Plans, there are no contracts, commitments, options, warrants, calls, rights, puts, convertible securities, exchangeable securities, understandings or arrangements by which the Company is or may be bound to issue, redeem, purchase or sell additional Partnership Units or securities convertible into or exchangeable for any other equity interest of the Company. Except as set forth in Schedule 2.2(d)(ii), to the Knowledge of the Company, there are no voting trusts, equityholder agreements, proxies or other arrangements or understandings in effect with respect to the voting or transfer of the Partnership Units. There are no dividends or other distributions with respect to the Partnership Units that have been declared but remain unpaid
          (e) Consents and Approvals. Neither the execution and delivery of this Agreement by the Company nor the consummation by the Company of the transactions contemplated hereby will require on the part of the Company or any of its Subsidiaries any action, consent, order, approval, authorization or permit of, or filing with, or notification to, any Governmental Authority, except (i) for any applicable filings required under the HSR Act and any other applicable antitrust or competition laws outside the United States, (ii) for the consents, approvals, authorizations and permits set forth on Schedule 2.2(e) or (iii) where the failure to obtain such action, consent, order, approval, authorization or permit, or to make such filing or notification, would not prevent the consummation of the transactions contemplated hereby.
          (f) No Conflict. Neither the execution and delivery of this Agreement by the Company nor the consummation by the Company of the transactions contemplated hereby will (i) conflict with or violate the certificate of limited partnership of the Company or the Partnership Agreement, (ii) result in a violation or breach of, constitute a default (with or without notice or lapse of time, or both) under, give rise to any right of termination, cancellation or acceleration of, or result in the imposition of any Lien, other than a Permitted Lien, on any assets or property of the Company or any of its Subsidiaries pursuant to any material indenture, mortgage, deed of trust, lease, license, franchise, contract, agreement or other instrument (each, a “Contract”) to which the Company or any of its Subsidiaries is a party or by which the Company, any of its Subsidiaries or any of their assets or properties are bound, except for such violations, breaches and defaults (or rights of termination, cancellation or acceleration or Liens) as to which requisite waivers or consents have been obtained or which would prevent the consummation of the transactions contemplated hereby or (iii) assuming the consents, approvals, authorizations or permits and filings or notifications referred to in Section 2.2(e) (including Schedule 2.2(e)) and this Section 2.2(f) are duly and timely obtained or made, violate any order, writ, injunction, decree, statute, rule or regulation applicable to the Company or any of its Subsidiaries or any of their respective assets and properties, except for such conflicts, violations, breaches or defaults which would not prevent the consummation of the transactions contemplated hereby.
          (g) SEC Documents; Financial Statements.
     (i) The Company has timely filed, on a voluntary basis pursuant to the terms of the Indentures, with the Securities and Exchange Commission (“SEC”) since December 31, 2007 (collectively, the “SEC Documents”) all annual and quarterly reports required to be filed pursuant to the terms of the Indentures, each of which, when filed, complied in all material respects with the applicable requirements of Form 10-K or Form 10-Q as applicable, under the Securities Exchange Act of 1934, as amended (the “Exchange Act”), each as in effect on the date so filed. None of the SEC Documents (including any financial statements or schedules included or incorporated by reference therein), when filed, contained any untrue statement of a material fact or omitted to state a material fact required to be stated or incorporated by reference therein or necessary in order to make the statements therein, in the light of the circumstances under which they were made, not misleading.
     (ii) Except as set forth on Schedule 2.2(g)(ii), the Company and its Subsidiaries have devised and maintain a system of internal accounting controls sufficient to provide reasonable assurances regarding the reliability of financial reporting and the preparation of financial statements for external purposes in accordance with generally accepted accounting principles (“GAAP”). Each of the Company and its Subsidiaries (x) has designed disclosure controls and procedures (within the meaning of Rules 13a-15(e) and 15d-15(e) of the Exchange Act) to ensure that material information relating to such entity and its Subsidiaries is made known to the management of such entity (or its general partner) by others within those entities as appropriate to allow timely decisions regarding required disclosure and to make the certifications required by the Exchange Act with respect to the SEC Documents, and (y) has disclosed, based on its most recent evaluation prior to the date of this Agreement, to its auditors and the audit committee of its board of directors (1) any significant deficiencies in the design or operation of internal controls which could adversely affect in any material respect its ability to record, process, summarize and report financial data and have disclosed to its auditors any material weaknesses in internal controls and (2) any fraud, whether or not material, that involves management or other employees who have a significant role in its internal controls.
     (iii) Each of the audited and unaudited financial statements (including any related notes) included in the SEC Documents (the “Financial Statements”), when filed, complied in all material respects with all applicable accounting requirements and with the published rules and regulations of the SEC with respect thereto, has been prepared in accordance with GAAP applied on a consistent basis throughout the periods involved

(except as may be indicated in the notes thereto) and, when filed, fairly presented the consolidated financial position of the Company and its Subsidiaries at the respective date thereof and the consolidated results of its and their operations and cash flows for the periods indicated.
     (iv) Neither the Company nor any of its Subsidiaries has received any notification from its internal audit personnel or its independent public accounts of (i) a “significant deficiency” or (ii) a “material weakness” in the Company’s or any Subsidiary’s internal controls. For purposes of this Agreement, the terms “significant deficiency” and “material weakness” shall have the meanings assigned to them in Release 2004 001 of the Public Company Accounting Oversight Board.
     (v) Neither the Company nor any of its Subsidiaries is a party to, or has any commitment to become a party to, any joint venture or off-balance sheet partnership agreement (including any agreement or arrangement relating to any transaction or relationship between or among the Company and its Subsidiaries, on the one hand, and any unconsolidated Affiliate, including any structured finance, special purpose or limited purpose entity or Person, on the other hand,) or any “off-balance sheet arrangements” (as defined in Item 303(a) of Regulation S-K) where the result, purpose or effect of such arrangement is to avoid disclosure of any material transaction involving, or material liabilities of, the Company or any of its Subsidiaries in the Financial Statements.
          (h) Absence of Material Adverse Change. Except as otherwise contemplated by this Agreement, since December 31, 2007, the business of the Company and each of its Subsidiaries has been conducted only in the ordinary course consistent with past practice, and there have not been any events, changes or developments which would have a Material Adverse Effect on the Company.
          (i) Absence of Undisclosed Liabilities. Neither the Company nor its Subsidiaries has any material obligations or liabilities (whether accrued, absolute, contingent, unliquidated or otherwise, whether due or to become due) which would be required to be set forth on a balance sheet prepared in accordance with GAAP, except (i) liabilities incurred in the ordinary course of business consistent with past practice, (ii) liabilities reflected on the balance sheet of the Company and its Subsidiaries at December 31, 2007 or the notes thereto, included in the Financial Statements, (iii) liabilities incurred in connection with the transactions contemplated hereby, and (iv) obligations and liabilities otherwise disclosed in this Agreement (including the Schedules hereto).
          (j) Real and Personal Properties.
     (i) Schedule 2.2(j)(i) contains a complete and correct list of all of the Leased Real Property. With respect to each Leased Real Property, the Company or a Subsidiary of the Company owns a leasehold estate in such Leased Real Property, free and clear of all Liens except Permitted Liens. No material default by the Company or any of its Subsidiaries, or to the Knowledge of the Company, the applicable landlord, exists under any lease with respect to the Leased Real Property and each material lease with respect to the Leased Real Property is legal, valid, binding and enforceable and in full force and effect.
     (ii) Schedule 2.2(j)(ii) sets forth a complete and correct list of all Owned Real Property. With respect to each Owned Real Property, (A) either the Company or a Subsidiary of the Company owns title in fee simple to such Owned Real Property, free and clear of all Liens except for Permitted Liens, (B) there are no material outstanding options or rights of first refusal in favor of any other Person to purchase or lease such Owned Real Property or any portion thereof or interest therein, and (C) there are no material leases, subleases, licenses, options, rights, concessions or other agreements affecting any portion of such Owned Real Property.
     (iii) The Company or one of its Subsidiaries has good title to all of the material assets (other than Owned Real Property) reflected in the most recent balance sheet included in the Financial Statements as being owned and all material assets thereafter acquired by the Company or any Subsidiary of the Company (except to the extent that such assets have been disposed of after the date of the latest balance sheet in the Financial Statements in the ordinary course of business consistent with past practice or pursuant to existing contracts), free and clear of all Liens other than Permitted Liens, and all other material assets used in the businesses of the Company and its Subsidiaries are leased or licensed by the Company or one of its Subsidiaries.
          (k) Tax Matters.
     (i) Certain Defined Terms. For purposes of this Agreement, the following definitions shall apply:
     (A) The term “Taxes” shall mean all taxes, charges, levies, penalties or other assessments imposed by any United States federal, state, local or foreign taxing authority, including, but not limited to income, excise, property, sales, transfer, franchise, payroll, withholding, social security or other similar taxes, including any interest or penalties attributable thereto.
     (B) The term “Returns” shall mean all reports, estimates, declarations of estimated Tax, information statements and returns relating to, or required to be filed in connection with, any Taxes, including any schedule or attachment thereto, and including any amendment thereof.
     (ii) Returns Filed and Taxes Paid. (w) All material Returns required to be filed by or on behalf of the Company and its Subsidiaries have been duly filed on a timely basis and all such Returns are complete and correct in all material respects; (x) all material Taxes shown to be payable on the Returns or on subsequent assessments with respect thereto have been paid in full on a timely basis and no other material Taxes are payable by the Company and its Subsidiaries with respect to items or periods covered by such Returns or with respect to any period prior to the date of this Agreement; (y) each of the Company and its Subsidiaries has withheld and paid over all material Taxes required to have been withheld and paid over, and complied with all information reporting requirements, including maintenance of required records with respect thereto, in connection with material amounts paid or owing to any employee, creditor, independent contractor or other third party for all periods for which the statute of limitations has not expired; and (z) there are no material liens on any of the assets of any of the Company and its Subsidiaries with respect to Taxes, other than liens for Taxes not yet due and payable or for Taxes that the Company or any of its Subsidiaries are contesting in good faith through appropriate proceedings and for which appropriate reserves have been established.
     (iii) Tax Deficiencies; Audits; Statutes of Limitations. And except in the case of audits, actions or proceedings for which appropriate reserves have been established on the Financial Statements in accordance with GAAP: (x) there is no audit by a governmental or taxing authority in process or pending with respect to any material Returns of the Company and its Subsidiaries; (y) no deficiencies have been asserted, in writing, with respect to any material Taxes of the Company and its Subsidiaries and none of the Company or its Subsidiaries has received written notice that it has not filed a material Return or paid material Taxes required to be filed or paid by it; and (z) none of the Company and its Subsidiaries are parties to any action or proceeding for assessment or collection of any material Taxes, nor has such event been asserted, in writing against the Company and its Subsidiaries or any of their assets.
          (l) Compliance with Laws; Permits. Each of the Company and its Subsidiaries is and has been in material compliance with all Laws which apply to such entity, except for instances of noncompliance that would not prevent the consummation of the transactions contemplated hereby. None of the Company or any of its Subsidiaries has received any written communication during the past three (3) years from a Governmental Authority that alleges that such Person is not in compliance with any material Law. Neither the Company nor any of its Subsidiaries nor any director, officer, agent, employee or Affiliate of the Company or any of its Subsidiaries is aware of or has taken any action, directly or indirectly, that would result in a violation by such persons of the Foreign Corrupt Practices Act of 1977, as amended, and the rules and regulations thereunder. Neither the Company nor any of its Subsidiaries nor any director, officer, agent, employee or Affiliate of the Company or any of its Subsidiaries is currently subject to any U.S. sanctions administered by the Office of Foreign Assets Control of the U.S. Treasury Department. This Section 2.2(l) does not relate to matters with respect to Employee Benefit Matters, which are the subject of Section 2.2(o), Taxes, which are the subject of Section 2.2(k), or Environmental Matters, which are the subject of Section 2.2(n). Each of the Company and its Subsidiaries owns, holds or possesses all material permits, licenses, franchises, orders, consents, approvals and authorizations from Governmental Authorities (“Permits”) that are necessary to entitle it to own or lease, operate and use its assets and to carry on and conduct its business. Each such Permit is in full force and effect in all material respects.
          (m) Legal Proceedings.
     (i) there are no material writs, injunctions, decrees, orders, judgments, lawsuits, claims, actions, suits, arbitrations or proceedings (collectively, “Proceedings”) pending against or affecting the Company and its Subsidiaries at law or in equity, or before or by any federal, state, municipal, foreign or other governmental department, commission, board, bureau, agency, court or instrumentality, whether domestic or foreign (“Governmental Authority”); and
     (ii) the Company and its Subsidiaries are not subject to any material order, writ, injunction, judgment or decree of any court or any Governmental Authority.
          (n) Environmental Matters. Except as set forth on Schedule 2.2(n):
     (A) the Company and its Subsidiaries are in and have been in material compliance with all applicable Environmental Laws and Environmental Licenses and Permits;
     (B) the Company and its Subsidiaries possess all material Environmental Licenses and Permits required under applicable Environmental Law for them to operate as they currently operate and, to the Knowledge of the Company, each such Environmental License and Permit is in full force and effect;
     (C) there are no pending, or to the Knowledge of the Company, threatened Proceedings and neither the Company nor its Subsidiaries has received any written notice or claim against it alleging a material violation of any Environmental Laws, other than such Proceedings, notices or claims that have been resolved in all material respects as of the date hereof;
     (D) neither the Company nor its Subsidiaries has, received any written notice or claim alleging that it is or may be materially liable to any Person as a result of a release or threatened release of any Hazardous Substance at any location, other than such notices or claims that have been resolved in all material respects;
     (E) neither the Company nor any of its Subsidiaries is (I) subject to any outstanding material order from or material agreement with any Governmental Authority resulting from any judicial or administrative proceedings under any Environmental Laws; or (II) a party to any pending material judicial or administrative proceedings or, to the Knowledge of the Company, the subject of any investigations by any Governmental Authority, pursuant to any Environmental Laws.
     (F) To the Knowledge of the Company, there are no facts or circumstances reasonably expected to pose a material liability against the Company or any Subsidiary under any applicable Environmental Law.
     (G) The Company has provided to Buyer copies of all material environmental site assessment reports, compliance audits and other material environmental documents which are in its possession addressing its Owned Real Property or Lease Real Property.
     (ii) For purposes of this Agreement, the following terms shall have the meanings assigned below:
          (A) “Environmental Laws” shall mean any and all laws, statutes, codes, rules, regulations, ordinances, decrees or orders of any Governmental Authority,

regulating or imposing liability or standards of conduct concerning pollution or protection of the environment, including surface water, groundwater, ambient air, surface or subsurface soil, or wildlife habitat.
          (B) “Environmental Licenses and Permits” shall mean all Permits required pursuant to applicable Environmental Laws.
          (C) “Hazardous Substances” shall mean any substance regulated or subject to liability under any applicable Environmental Law, gasoline or petroleum (including crude oil or any fraction thereof) or petroleum products, polychlorinated biphenyls, urea-formaldehyde insulation, hazardous wastes, toxic substances, asbestos, pollutants, or contaminants defined as such in applicable Environmental Laws.
     (iii) Notwithstanding the generality of any other representations and warranties in this Agreement, the representations and warranties in this Section 2.2(m) shall be deemed the only representations and warranties in this Agreement with respect to matters relating to Environmental Laws or to liabilities or other obligations arising out of Hazardous Substances.
          (o) Employee Benefit Plans.
     (i) Except as set forth on Schedule 2.2(o)(i), neither the Company nor any of its Subsidiaries sponsors, maintains, contributes to or has any obligation to maintain, sponsor or contribute to, or has any direct or indirect liability, whether contingent or otherwise, under any material Benefit Plans under which any Business Employees has any present or future right to benefits.
     (ii) The Company has made available to Buyer correct and complete copies of the following documents with respect to each material Benefit Plan, to the extent applicable: (I) any governing plan documents and related trust documents, insurance contracts or other funding arrangements, and all amendments thereto; (II) the most recent Forms 5500 and all schedules thereto; (III) the most recent actuarial reports; (IV) the most recent determination letter from the Internal Revenue Service; (V) the most recent summary plan descriptions; and (VI) accurate written descriptions of all unwritten material Benefit Plans.
     (iii) Each Benefit Plan has been established and administered in all material respects in compliance with the terms of such Benefit Plan and all applicable Laws. Except as would not have a Material Adverse Effect on the Company, each Benefit Plan that is intended to be qualified under section 401(a) of the Code has received a favorable determination letter (or, if applicable, an opinion letter) regarding such qualification from the Internal Revenue Service to the extent required by Law, and, to the Knowledge of the Company, there are no facts or circumstances that could reasonably be expected to cause the loss of such qualification.
     (iv) Except as would not have a Material Adverse Effect on the Company, other than routine claims for benefits, no Liens or lawsuits by any person or Governmental Authority have been filed against any Benefit Plan or the Company in respect of any Benefit Plan. No litigation, administrative or other investigation or proceeding involving any Benefit Plan before the Internal Revenue Service, the United States Department of Labor or the Pension Benefit Guaranty Corporation has occurred, is pending or, to the Knowledge of the Company, is threatened, where an adverse determination would have a Material Adverse Effect on the Company.
     (v) Except as set forth on Schedule 2.2(o)(v) or as would not have a Material Adverse Effect on the Company, neither the Company nor any Subsidiary maintains, contributes or has any liability, whether contingent or otherwise, with respect to, or has within the preceding six years maintained, contributed or had any liability, whether contingent or otherwise, with respect to any Benefit Plan that is, or has been, (A) subject to Title IV of ERISA (a “Title IV Plan”) or Section 412 of the Code, (B) maintained by more than one employer within the meaning of Section 413(c) of the Code, (C) subject to Sections 4063 or 4064 of ERISA, (D) a “multiemployer plan” within the meaning of Section 4001(a)(3) of ERISA (a “Multiemployer Plan”), (E) a “multiple employer welfare arrangement” as defined in Section 3(40) of ERISA, or (F) an “employee pension benefit plan” within the meaning of Section 3(2) of ERISA that is not intended to be qualified under Section 401(a) of the Code.
     (vi) There has been no “reportable event,” as that term is defined in Section 4043 of ERISA and the regulations thereunder, with respect to any Title IV Plan set forth in Schedule 2.2(n)(vii) that would require the giving of notice or any event requiring disclosure under Section 4041(c)(3)(C) or 4063(a) of ERISA. Neither the Company (including its Subsidiaries) nor, to the Knowledge of the Company, any other “party in interest” or “disqualified person” with respect to any Benefit Plan has engaged in a non-exempt “prohibited transaction” within the meaning of Section 406 of ERISA or Section 4975 of the Code involving such Benefit Plan which, individually or in the aggregate, could reasonably be expected to subject the Company or any Subsidiary to a material tax or penalty imposed by Section 4975 of the Code or Sections 501, 502 or 510 of ERISA.
     (vii) Except as set forth in Schedule 2.2(o)(vii) or as would not have a Material Adverse Effect on the Company, neither the execution and delivery of this Agreement nor the consummation of the transactions contemplated hereby will (A) result in any payment becoming due, or increase the amount of any compensation due, to any Business Employee under any Benefit Plan; (B) increase any benefits otherwise payable under any Benefit Plan; or (C) result in the acceleration of the time of payment or vesting of any such compensation or benefits.
          (p) Intellectual Property. (i) Schedule 2.2(p)(i) sets forth a list of all Intellectual Property which is owned by or used in connection with the business of the Company or any of its Subsidiaries (the “Company Intellectual Property”) and which has been registered or issued, or for which applications to register or obtain issuance have been filed and are pending anywhere in the world, an indication of the jurisdictions in which such filings have been made and the status thereof. To the extent indicated in Schedule 2.2(p)(i), such Company Intellectual Property has been duly registered in, filed in or issued by the United States Copyright Office, the United States Patent and Trademark Office or any similar national or local foreign intellectual property authority. Since January 1, 2008, no application or registration for any Company

Intellectual Property that is owned by the Company which is material to the business of the Company as presently conducted has been finally rejected on the merits of such filing without right to further appeal.
     (ii) Except as set forth in Schedule 2.2(p)(ii):
     (A) each of the Company and its Subsidiaries possesses all right, title and interest in and to the material Company Intellectual Property which it owns, free and clear of any Lien or license other than Permitted Liens, and all material registered patents, trademarks, service marks and copyrights listed in Schedule 2.2(p)(i) are valid and subsisting, in full force and effect, and have not been canceled, expired or abandoned;
     (B) no claims are pending or, to the Knowledge of the Company, threatened, (x) challenging the ownership, enforceability, validity, or use by the Company or any of its Subsidiaries of any material Company Intellectual Property, or (y) alleging that the Company or any of its Subsidiaries is materially violating, misappropriating or infringing the rights of any Person with regard to any material Company Intellectual Property;
     (C) to the Knowledge of the Company, (x) no Person is infringing the rights of the Company or any of its Subsidiaries with respect to any material Company Intellectual Property owned by them and (y) the operation of the business of the Company and its Subsidiaries as currently conducted does not violate, misappropriate or infringe the Intellectual Property of any other Person; and
     (D) the Company and its Subsidiaries take and have taken commercially reasonable actions to maintain and preserve all material Company Intellectual Property.
          (q) Material Contracts. (i) Schedule 2.2(q)(i) sets forth a true and complete list of all the Material Contracts of the Company and its Subsidiaries that are outstanding or in effect on the date of this Agreement. As used herein, “Material Contracts” means all of the following:
     (A) any Contract restricting the ability of an entity or any of its Affiliates to enter into or engage in any line of business or compete with any Person (other than pursuant to any radius restriction contained in any lease, reciprocal easement or development, construction, operating or similar agreement);
     (B) a Contract under which the Company or any of its Subsidiaries has incurred Indebtedness or directly or indirectly guaranteed Indebtedness, liabilities or obligations of any other Person (other than Indebtedness owed by the Company or one of its Subsidiaries to the Company or one of its Subsidiaries) that, individually, is in excess of $10,000,000;
     (C) a Contract involving any joint venture or partnership involving a potential annual commitment or annual payment by the Company or any of its Subsidiaries in excess of $25,000,000 (unless terminable without payment or penalty upon no more than ninety (90) days’ notice); or

     (D) the principal Contract (and no ancillary or other related agreements) used to effectuate a material acquisition, divestiture, merger or similar transaction that has not been consummated or that has been consummated since January 1, 2007, but contains representations, covenants, indemnities or other obligations that are still in effect.
     (E) that imposes any material confidentiality, standstill or similar obligation on the Company or any Subsidiary of the Company, except for those entered into in the ordinary course of business or in connection with the process to sell the Company;
     (F) that contains a right of first refusal, first offer or first negotiation, except in the ordinary course of business;
     (G) pursuant to which the Company or any Subsidiary of the Company has granted any exclusive marketing, sales representative relationship, consignment or distribution right to any third party, except in the ordinary course of business; or
     (H) other than leases for Leased Real Property, any Contract or group of related contracts with the same party or group of affiliated parties the performance of which involves consideration in the excess of $5,000,000.
     (ii) None of the Company nor any of its Subsidiaries is (with or without the lapse of time or the giving of notice, or both) in breach or default of or under any Material Contract and, to the Knowledge of the Company, no other party to any such Material Contract is (with or without the lapse of time or the giving of notice, or both) in breach or default thereunder, except for breaches and defaults which would not result in a Material Adverse Effect on the Company. To the Knowledge of the Company, as of the date of this Agreement, except as disclosed in Schedule 2.2(q)(ii), none of the Company or any of its Subsidiaries has received any written notice of the intention of any Person to terminate any Material Contract. Complete and correct copies of all Material Contracts have been made available to Buyer prior to the date of this Agreement.
          (r) Customers and Suppliers. (i) Schedule 2.2(r) sets forth a complete list of the fifteen (15) largest customers of the Company and its Subsidiaries (on a consolidated basis and by volume of sales to such customers) for the most recent fiscal year (collectively, the “Major Customers”). Except as set forth on Schedule 2.2(r), since December 31, 2007 none of the Major Customers has notified the Company or any of its Subsidiaries, in writing or to the knowledge of the CEO or CFO of the Company, orally, that such Major Customer intends to terminate its relationship with the Company or any of its Subsidiaries. The Company has not received any notice regarding the insolvency of any of the Major Customers.
     (ii) Since December 31, 2007, none of the Company’s material suppliers has terminated, or threatened in writing to terminate, its relationship with the Company or any of its Subsidiaries.
          (s) Transactions with Affiliates. Except as set forth herein, including, without limitation, as set forth in Article III hereof, in Schedule 2.2(s) or as contemplated or as permitted hereby, the Company and its Subsidiaries have not engaged in any material transaction, outside the ordinary course of business consistent with past practice with the Sellers (excluding current or former members of management of the Company) or their Affiliates (other than the Company and its Subsidiaries) since December 31, 2007, which was (i) material to the business of the Company and its Subsidiaries taken as a whole or (ii) undertaken in contemplation of a sale of equity interests of the Company. The Consulting Agreement, dated February 2, 1998, between the Company and Graham Capital Corporation was terminated effective December 31, 2007.
          (t) Insurance. Schedule 2.2(t) sets forth a correct and complete list of each material insurance policy that is currently in effect which is presently owned or held by the Company or any of its Subsidiaries, insuring the products, physical properties, assets, business, operations, employees, or officers and directors of the Company or any of its Subsidiaries. All premiums due on such policies have been paid and no notice of cancellation or termination or intent to cancel, in each case which has not been rescinded, has been received in writing by the Company or any of its Subsidiaries with respect to any such insurance policy.
          (u) Brokers, Finders, etc. None of the Company or any of its Subsidiaries has employed, or is subject to any valid claim of, any broker, finder or sales agent with this Agreement or the transactions contemplated by this Agreement who might be or is entitled to a fee or commission in connection with such transactions.
          2.3 Representations and Warranties of Buyer. Buyer represents and warrants to the Sellers as follows and except as set forth in the Schedules hereto, and except as disclosed in the Buyer SEC Documents:
          (a) Due Organization and Power. Buyer is a corporation duly organized, validly existing and in good standing under the laws of the State of Delaware and has all requisite corporate power and authority to enter into this Agreement and perform its obligations hereunder. Buyer has heretofore delivered to the Company true and complete copies of its certificate of incorporation and bylaws as currently in effect (the “Buyer Organizational Documents”). Buyer is not in violation of any of the provisions of the Buyer Organizational Documents. This transaction is an “Initial Business Combination” within the meaning of the Buyer Organizational Documents and there is no obligation under the Buyer Organizational Documents that Buyer liquidate or dissolve prior to September 28, 2009 as a result of Buyer’s execution and delivery of this Agreement.
          (b) Authorization and Validity of Agreement.
     (i) The execution, delivery and performance by Buyer of this Agreement and the consummation by Buyer of the transactions contemplated hereby has been duly authorized by the Board of Directors of Buyer, and no other corporate action on the part of Buyer is or will be necessary for the execution, delivery and performance by Buyer of this Agreement and the consummation by Buyer of the transactions contemplated hereby, except for the Buyer Stockholder Approval (as defined below). This Agreement has been duly executed and delivered by Buyer and is a legal, valid and binding obligation of Buyer, enforceable against Buyer in accordance with its terms, except to the extent that its enforceability may be limited by bankruptcy, insolvency, reorganization, moratorium, fraudulent conveyance or other laws relating to or affecting creditors’ rights generally and by general equity principles.

     (ii) The affirmative vote of a majority of the IPO Shares voted at a duly held stockholders meeting (the “Buyer Stockholder Meeting”) to approve the Initial Business Combination contemplated by this Agreement is the only vote of any of Buyer’s capital stock necessary in connection with the consummation of the Closing; provided that holders of more than 30% (minus one share) of the IPO Shares do not vote against the consummation of the transactions contemplated by this Agreement and exercise their rights to convert their IPO Shares into cash from the Trust Account in accordance with the provisions of Section 9.3 of Article IX of Buyer Certificate of Incorporation (the “Buyer Stockholder Approval”).
     (iii) At a meeting duly called and held, Buyer’s Board of Directors (including any required committee or subgroup of the Buyer’s Board of Directors) has (A) determined that this Agreement and the transactions contemplated hereby are fair to and in the best interests of Buyer’s stockholders, (B) approved and adopted this Agreement and the transactions contemplated hereby, (C) determined that the fair market value of the Company is equal to at least 80% of the initial amount held in the Buyer’s Trust Account excluding underwriters’ deferred commission and (D) resolved to recommend to stockholders adoption of this Agreement.
          (c) No Conflict. Except as set forth on Schedule 2.3(c) and except for any consent, approval, filing or notice that would not, if not given or made, or any violation, conflict, breach, termination, default or acceleration which does not, materially impair the ability of Buyer to consummate the transactions contemplated hereby, the execution, delivery and performance by Buyer of this Agreement and the consummation by Buyer of the transactions contemplated hereby:
     (i) will not violate any provision of Law, order, judgment or decree applicable to Buyer;
     (ii) will not require any consent or approval of, or filing or notice to, any Governmental Authority under any provision of Law applicable to Buyer, except for the requirements of the HSR Act and any other applicable antitrust or competition laws outside the United States, and except for any consent, approval, filing or notice requirements which become applicable solely as a result of the specific regulatory status of the Company or which the Company or any of its Affiliates are otherwise required to obtain;
     (iii) will not violate any provision of the certificate of incorporation or by-laws of Buyer; and
     (iv) will not require any consent or approval under, and will not conflict with, or result in the breach or termination of, or constitute a default under, or result in the acceleration of the performance by Buyer under, any indenture, mortgage, deed of trust, lease, license, franchise, contract, agreement or other instrument to which Buyer is a party or by which it or any of its assets is bound.

          (d) Capitalization.
     (i) The authorized capital stock of Buyer consists of (A) 225,000,000 shares of Buyer Common Stock and (B) 1,000,000 shares of preferred stock, par value $0.0001 per share. As of the date of this Agreement, there were outstanding 69,000,000 shares of Buyer Common Stock (some of which may be held in units which consist of one share of Buyer Common Stock and one Buyer Warrant to purchase one share of Buyer Common Stock), no shares of preferred stock, 76,000,000 Buyer Warrants (some of which may be held in units which consist of one share of Buyer Common Stock and one Buyer Warrant to purchase one share of Buyer Common Stock) entitling the holder to purchase one share of Buyer Common Stock per warrant, and no employee stock options to purchase Buyer Common Stock. All outstanding shares of capital stock of Buyer have been duly authorized, validly issued, are fully paid and nonassessable, and were not issued in violation of any preemptive or other similar right.
     (ii) Except as set forth in this Section 2.3(d) and the Buyer SEC Documents, filed prior to the date of this Agreement, there are no outstanding (A) shares of capital stock or voting securities of Buyer, (B) securities of Buyer convertible into or exchangeable for shares of capital stock or voting securities of Buyer or (C) options or other rights to acquire from Buyer or other obligation of Buyer to issue, any capital stock, voting securities or securities convertible into or exchangeable for capital stock or voting securities of Buyer. There are no outstanding obligations of Buyer to repurchase, redeem or otherwise acquire any of the securities referred to in clause (A), (B) or (C) above.
     (iii) Buyer Common Stock is quoted on the American Stock Exchange. There is no action or proceeding pending or, to Buyer’s knowledge, threatened against Buyer by the American Stock Exchange with respect to any intention by such entity to prohibit or terminate the quotation of such securities thereon.
     (iv) The shares of Buyer Common Stock to be issued as part of the Aggregate Consideration have been duly authorized and, when issued and delivered in accordance with the terms of this Agreement, will have been validly issued and will be fully paid and nonassessable and the issuance thereof is not subject to any preemptive or other similar right.
     (v) All of the outstanding Buyer Common Stock and Buyer Warrants have been issued in compliance in all material respects with all requirements of Laws applicable to Buyer, Buyer Common Stock and Buyer Warrants.
     (vi) Except as contemplated by this Agreement and as set forth in Schedule 2.3(d), there are no registration rights, and there is no voting trust, proxy, rights plan, anti-takeover plan or other understandings to which Buyer is a party or by which Buyer is bound with respect to Buyer Common Stock and Buyer Warrants.
     (vii) Except as disclosed in Buyer SEC Documents filed prior to the date of this Agreement, as a result of the consummation of this transaction, no shares of capital stock, warrants, options or other securities of Buyer are issuable and no rights in connection with any shares, warrants, rights, options or other securities or Buyer accelerate or otherwise become triggered (whether as to vesting, exercisability, convertibility or otherwise).
     (viii) Buyer does not have any subsidiaries.
          (e) SEC Documents; Financial Statements.
     (i) As of its filing date, each Buyer SEC Document complied, and each such Buyer SEC Document filed subsequent to the date hereof will comply, as to form in all material respects with the applicable requirements of the Securities Act of 1933, as amended (the “Securities Act”), and the Exchange Act, as the case may be.
     (ii) As of its filing date, each Buyer SEC Document filed pursuant to the Exchange Act did not, and each such Buyer SEC Document filed subsequent to the date hereof will not, contain any untrue statement of a material fact or omit to state any material fact necessary in order to make the statements made therein, in the light of the circumstances under which they were made, not misleading.
     (iii) Each Buyer SEC Document that is a registration statement, as amended or supplemented, if applicable, filed pursuant to the Securities Act, as of the date such registration statement or amendment became effective, did not contain any untrue statement of a material fact or omit to state any material fact required to be stated therein or necessary to make the statements therein not misleading.
     (iv) Buyer has devised and maintains a system of internal accounting controls sufficient to provide reasonable assurances regarding the reliability of financial reporting and the preparation of financial statements for external purposes in accordance with GAAP. To the extent required, Buyer (A) has designed disclosure controls and procedures (within the meaning of Rules 13a-15(e) and 15d-15(e) of the Exchange Act) to ensure that material information is made known to the management to allow timely decisions regarding required disclosure and to make the certifications required by the Exchange Act with respect to the Buyer SEC Documents, and (B) has disclosed, based on its most recent evaluation prior to the date of this Agreement, to its auditors and the audit committee of its board of directors (x) any significant deficiencies in the design or operation of internal controls which could adversely affect in any material respect its ability to record, process, summarize and report financial data and have disclosed to its auditors any material weaknesses in internal controls and (y) any fraud, whether or not material, that involves management or other employees who have a significant role in its internal controls.
     (v) Each of the audited and unaudited financial statements (including any related notes) included in the Buyer SEC Documents (the “Buyer Financial Statements”), when filed, complied in all material respects with all applicable accounting requirements and with the published rules and regulations of the SEC with respect thereto, has been prepared in accordance with GAAP applied on a consistent basis throughout the periods involved (except as may be indicated in the notes thereto) and, when filed, fairly presented the financial position of Buyer at the respective date thereof and the results of its operations and cash flows for the periods indicated.
     (vi) There are no outstanding loans or other extensions of credit made by Buyer to any executive officer (as defined in Rule 3b-7 under the Exchange Act) or director of Buyer. Buyer has not taken any action prohibited by Section 402 of the Sarbanes-Oxley Act.
          (f) Disclosure Documents. The proxy statement of Buyer to be filed with the SEC in connection with the transactions contemplated hereby (the “Buyer Proxy Statement”) and any amendments or supplements thereto will, when filed, comply as to form in all material respects with the applicable requirements of the Exchange Act. At the time the Buyer Proxy Statement or any amendment or supplement thereto is first mailed to stockholders of Buyer, and at the time such stockholders vote on adoption of this Agreement, the Buyer Proxy Statement, as supplemented or amended, if applicable, will not contain any untrue statement of a material fact or omit to state any material fact necessary in order to make the statements made therein, in the light of the circumstances under which they were made, not misleading. The representations and warranties contained in this Section 2.3(f) will not apply to statements or omissions in the Buyer Proxy Statement or any amendment or supplement thereto based upon information furnished to Buyer by the Sellers or the Company specifically for use therein.
          (g) Absence of Material Adverse Change. Except as otherwise contemplated by this Agreement, since December 31, 2007, the business of Buyer has been conducted only in the ordinary course consistent with past practice, and there have not been any Material Adverse Effect on the Buyer.
          (h) Absence of Undisclosed Liabilities. Buyer has no obligations or liabilities (whether accrued, absolute, contingent, unliquidated or otherwise, whether due or to become due) which would be required to be set forth on a balance sheet prepared in accordance with GAAP, except (i) liabilities incurred in the ordinary course of business consistent with past practice, (ii) liabilities reflected on the balance sheet of Buyer at December 31, 2007 or the notes thereto, included in the Buyer Financial Statements, (iii) immaterial liabilities, (iv) liabilities disclosed in the Schedules hereto, (v) liabilities incurred in connection with the transactions contemplated hereby and (vi) obligations and liabilities otherwise expressly disclosed (or within any materiality threshold contained in any other representation) in this Agreement (including the Schedules hereto).
          (i) Tax Matters.
     (i) Returns Filed and Taxes Paid. (A) All material Returns required to be filed by or on behalf of Buyer (“Buyer Returns”) have been duly filed on a timely basis and all such returns are complete and correct in all material respects; (B) all material Taxes shown to be payable on the Buyer Returns or on subsequent assessments with respect thereto have been paid in full on a timely basis and no other material Taxes are payable by Buyer with respect to items or periods covered by such Buyer Returns or with respect to any period prior to the date of this Agreement; (C) Buyer has withheld and paid over all material Taxes required to have been withheld and paid over, and complied with all information reporting requirements, including maintenance of required records with respect thereto, in connection with material amounts paid or owing to any employee, creditor, independent contractor or other third party for all periods for which the statute of limitations has not expired; and (D) there are no material liens on any of the assets of Buyer with respect to Taxes, other than liens for Taxes not yet due and payable or for Taxes that Buyer is contesting in good faith through appropriate proceedings and for which appropriate reserves have been established.
     (ii) Tax Deficiencies; Audits; Statutes of Limitations. Except in the case of audits, actions or proceedings for which appropriate reserves have been established on the Buyer Financial Statements in accordance with GAAP: (A) there is no audit by a governmental or taxing authority in process or pending with respect to any material Returns of Buyer; (B) no deficiencies have been asserted, in writing, with respect to any material Taxes of Buyer and Buyer has not received written notice that it has not filed a material Return or paid material Taxes required to be filed or paid by it; and (C) Buyer is not party to any action or proceeding for assessment or collection of any material Taxes, nor has such event been asserted, in writing against Buyer or any of its assets.
     (iii) Legal Proceedings. There are no Proceedings or orders pending or, to the knowledge of Buyer, threatened against or affecting Buyer or any of its Affiliates at law or in equity, or before or by any Governmental Authority.
          (j) Material Contracts.
     (i) Except as set forth in the Buyer SEC Documents filed prior to the date of this Agreement, there are no Contracts or obligations (including outstanding offers or proposals) of any kind, whether written or oral, to which Buyer is a party or by or to which any of the properties or assets of Buyer may be bound, subject or affected without penalty or cost, which either (A) creates or imposes a liability greater than $5,000,000 or (B) may not be cancelled by Buyer on thirty (30) days’ or less prior notice (the “Buyer Contracts”). All Buyer Contracts are listed in Schedule 2.3(j)(i) other than this Agreement, those contemplated by this Agreement and those that are exhibits to the Buyer SEC Documents filed prior to the date of this Agreement.
     (ii) Buyer is not (with or without the lapse of time or the giving of notice, or both) in breach or default of or under any material Buyer Contract and, to the knowledge of Buyer, no other party to any such Buyer Contract is (with or without the lapse of time or the giving of notice, or both) in breach or default thereunder. To the knowledge of Buyer, as of the date of this Agreement, except as disclosed in Schedule 2.3(j)(ii), Buyer has not received any written notice of the intention of any Person to terminate any Buyer Contract. Complete and correct copies of all Buyer Contracts have been made available to the Company.
          (k) Transactions with Affiliates. Except as set forth in the Buyer Financial Statements or Buyer SEC Documents filed prior to the date of this Agreement, Buyer has not (i) engaged in any material transaction, contract, agreement or transaction with any other Person of a type that would be required to be disclosed under Item 404 of Regulation S-K under the

Securities Act and the Exchange Act and (ii) provided loans to any of its employees, officers or directors, or any of its Affiliates.
          (l) Brokers, Finders, etc. Buyer has not employed, nor is subject to the valid claim of, any broker, finder, or sales agent in connection with the transactions contemplated by this Agreement who might be entitled to a fee or commission from Buyer, the Company or any of their respective Subsidiaries or any Seller in connection with such transactions.
          (m) Trust Account.
     (i) As of the date hereof and at the Closing Date, Buyer has and will have no less than $541,030,424.85 invested in United States Government securities or in money market funds meeting certain conditions under Rule 2a-7 promulgated under the Investment Company Act of 1940 in the Trust Account, less such amounts, if any, as Buyer is required to pay to Public Stockholders who elect to have their shares converted to cash in accordance with the provisions of Section 9.3 of Article IX of the Buyer Certificate of Incorporation.
     (ii) Effective as of the Closing Date, the obligations of Buyer to dissolve or liquidate within the specified time period contained in the Buyer Certificate of Incorporation will terminate, and effective as of the Closing Date Buyer shall have no obligation, other than as contemplated by this Agreement, to dissolve and liquidate the assets of Buyer by reason of the consummation of the Closing, and following the Closing Date no Public Stockholder shall be entitled to receive any amount from the Trust Account except to the extent such Public Stockholder voted against the consummation of the transactions contemplated hereby and exercised its conversion rights in accordance with the terms of Section 9.3 of Article IX of Buyer Certificate of Incorporation.
          2.4 Representations and Warranties of the Parties. Each party hereto represents and warrants to the other that it is the explicit intent of each party hereto that, except for the express representations and warranties contained in this Article II, the Sellers and their Affiliates are making no representation or warranty whatsoever, express or implied, including, but not limited to, any implied warranty or representation as to condition, merchantability or suitability as to any of the properties or assets of the Company or its Subsidiaries. It is understood that any cost estimates, projections or other predictions, any data, any financial information or any memoranda or offering materials or presentations provided or addressed to Buyer are not and shall not be deemed to be or to include representations or warranties of the Sellers or any of their Affiliates.
          2.5 Survival of Representations and Warranties. The respective representations and warranties made by the Sellers, the Company and Buyer contained in this Article II shall expire and be terminated and extinguished at the Closing and shall not survive the Closing, and no party shall have any liability or obligation in connection with any such representation or warranty following the Closing.
          2.6 Schedules. Disclosure of any fact or item in any Schedule hereto shall, should the relevance of the fact or item or its contents to any other paragraph or section be reasonably apparent, be deemed to be disclosed with respect to that other paragraph or section whether or not a specific cross-reference appears. Disclosure of any fact or item in any Schedule hereto shall not necessarily mean that such item or fact individually is material to the business or financial condition of any of BMP/GHC, BCP LLC, GPC, the Company or their Subsidiaries individually or of BMP/GHC, BCP LLC, GPC, the Company and their Subsidiaries taken as a whole.
ARTICLE III
COVENANTS
          3.1 Access; Information and Records; Confidentiality. (a) Prior to the Closing Date, or, if earlier, the date this Agreement is terminated pursuant to Section 6.1, each of the Company and IPO Corp., on the one hand, and Buyer, on the other hand, shall, and shall cause their respective Subsidiaries to, permit the other party and its authorized agents or representatives, including independent accountants, to have access to the properties, books and records of such party during normal business hours to review information and documentation relative to the properties, books, contracts, commitments and other records of such party as may reasonably be requested; provided, that such investigation shall only be upon reasonable notice and shall not disrupt personnel and operations of the business and shall be at such party’s sole cost and expense; provided, further, that neither party, nor any of its Affiliates or representatives, shall conduct any environmental site assessment, compliance evaluation or investigation with respect to the other party without prior consultation with the such party and without ongoing consultation with respect to any such activity (it being understood and agreed that in no event shall any subsurface investigation or testing of any environmental media be conducted). All requests for access to the offices, properties, books and records of each party shall be made to the Seller Representative or such representatives each party shall designate, who shall be solely responsible for coordinating all such requests and all access permitted hereunder. It is further agreed that neither party nor its representatives shall contact any of the employees, customers, suppliers, parties that have business relationships with or are joint venture partners of the other party or any of their respective Affiliates in connection with the transactions contemplated hereby, whether in person or by telephone, mail (electronic or otherwise) or any other means of communication, without the specific prior authorization of the Seller Representative and may only otherwise contact such Persons in the ordinary course of business. Any access to the offices, properties, books and records of each party shall be subject to the following additional limitations: (i) such access shall not violate any Law or any agreement to which any party or its Subsidiaries is a party or otherwise expose any party to a material risk of liability; (ii) each party shall give the Seller Representative notice of at least two business days before conducting any inspections or communicating with any third party relating to any property of the other party, and the Seller Representative or a representative of each party designated by the Seller Representative shall have the right to be present when such party or its representatives conducts its or their investigations on such property; (iii) no party or its representatives shall damage any property or any portion thereof; and (iv) each party shall use its commercially reasonable efforts to conduct all on-site due diligence reviews and all communications with any Person on an expeditious and efficient basis.

          (b) At and for five years after the Closing Date, IPO Corp. shall, and shall cause its Subsidiaries (including the Company and its Subsidiaries) to, afford the Sellers (or successors) and their representatives, during normal business hours, upon reasonable notice, full access to the books, records, properties and employees of IPO Corp. and each of its Subsidiaries to the extent that such access may be reasonably requested by such Seller or its successor, including in connection with tax matters, financial statements and regulatory reporting obligations; provided, however, that nothing in this Agreement shall limit any Seller’s rights of discovery.
          (c) IPO Corp. agrees to hold all the books and records of BMP/GHC, the Company and its Subsidiaries existing on the Closing Date and not to destroy or dispose of any thereof for a period of ten (10) years from the Closing Date or such longer time as may be required by Law.
          (d) Each party will hold, and will cause its respective directors, officers, employees, accountants, counsel, financial advisors and other representatives and Affiliates to hold, any nonpublic information in confidence to the extent required by, and in accordance with, the provisions of the Confidentiality Agreement dated May 30, 2008 the (“Confidentiality Agreement”), between Buyer and the Company.
          3.2 Conduct of the Business of the Company and BMP/GHC Prior to the Closing Date. (a) Each of the Company and BMP/GHC agrees that, except as permitted, required or specifically contemplated by this Agreement, including those actions contemplated on Schedule 3.2 or in this Article III, or as otherwise consented to or approved in writing by Buyer, which consent shall not be unreasonably withheld or delayed, during the period commencing on the date hereof and ending at the Closing Date:
     (i) the businesses of the Company and its Subsidiaries shall be conducted only in the ordinary course of business;
     (ii) neither BMP/GHC, the Company nor any of their respective Subsidiaries shall (i) amend its limited partnership or operating agreement, certificate of incorporation or bylaws, as applicable, or (ii) (A) issue, deliver or sell, redeem or authorize the issuance, delivery, redemption or sale of, any equity interests of such entity, or (B) amend (including, but not limited to, by way of a split, subdivision, combination or other reorganization) any term of any outstanding equity interests of such entities;
     (iii) neither the Company nor BMP/GHC shall issue, deliver or sell, or authorize the issuance, delivery or sale of, any capital stock or other equity securities of the Company or BMP/GHC, respectively, or (B) amend any term of any capital stock or other equity securities of BMP/GHC, respectively, (in each case, whether by merger, consolidation or otherwise).
     (iv) the Company and its Subsidiaries will use their commercially reasonable efforts to preserve intact their business organization, to keep available the services of their present officers and key employees (as determined by the Company), and to preserve the goodwill of those having business relationships with them;

     (v) neither the Company nor any of its Subsidiaries shall declare, set aside or pay any dividend or distribution or other capital return in respect of its equity interests except (x) in respect of any dividends, distributions or returns paid from one Subsidiary of the Company to another Subsidiary of the Company or to the Company; (y) as permitted pursuant to the Company’s existing credit facilities, the Indenture and any other debt obligations of the Company in order to fund purchases and redemptions of equity interests of BMP/GHC held by the Sellers, in an aggregate amount not to exceed $500,000, upon any such person’s death, disability, retirement or termination of employment or similar circumstances as set forth in the BMP/GHC Management Stockholders Agreement or any award agreement relating to Options; or (z) in respect of any dividends, distributions or returns of capital made by the Company to its partners in order to satisfy any obligations of the Company to make tax distributions pursuant to Section 5.1(b)(i) of the Partnership Agreement;
     (vi) neither the Company nor any of its Subsidiaries shall, except as required or permitted by GAAP, materially change any accounting methods, principles or practices;
     (vii) neither the Company nor any of its Subsidiaries shall, except in the ordinary course of business, enter into, terminate or materially modify any Material Contract or any Contract that would be a Material Contract if in existence on the date hereof;
     (viii) neither the Company nor any of its Subsidiaries shall acquire by merger or consolidation with, or merge or consolidate with, or purchase substantially all of the equity interests or assets of, or otherwise acquire, whether in a single transaction or series of related transactions, any material business of any corporation, partnership, association or other business organization or division thereof with a value in excess of $20,000,000;
     (ix) neither the Company nor any of its Subsidiaries shall (i) make or grant any bonus or any wage or salary increase to any employee or group of employees (other than in the ordinary course of business consistent with past practice, or as required pursuant to any existing Benefit Plans or any existing Collective Bargaining Agreement (as defined below)), (ii) materially amend or terminate any existing employee benefit plan or arrangement or adopt any new Benefit Plan (except to the extent reasonably necessary to avoid the imposition of additional taxes under section 409A of the Code or otherwise reasonably necessary to comply with applicable Law), (iii) pay or agree to pay any pension, retirement allowance or other employee benefit not contemplated by any existing Benefit Plan or employment agreement to any officer or employee, whether past or present, other than in the ordinary course of business consistent with past practice, (iv) enter into, adopt or amend any bonus, severance or retirement Contract, or any employment Contract with a non-executive officer, other than in the ordinary course of business, consistent with past practices or as required by law, including Section 409A of the Code, or (v) enter into, adopt or amend any employment Contract with an executive officer, other than in the ordinary course of business;

     (x) neither the Company nor any of its Subsidiaries shall make any loans, or advances or capital commitments to, or guarantees by the Company or its Subsidiaries for the benefit of, any Person (other than its Subsidiaries and other than as permitted by clause (iv) above), in excess of $5,000,000 individually or $10,000,000 in the aggregate (other than loans or advances made to employees in the ordinary course of business and for which the Company or its Subsidiaries are entitled to repayment);
     (xi) neither the Company nor any of its Subsidiaries shall make any capital expenditures in excess of an aggregate of $185,000,000 in 2008;
     (xii) neither the Company nor any of its Subsidiaries shall make any capital expenditures in excess of the amount set forth on the most recent forecast provided to Buyer prior to the date hereof with respect to any item of $10,000,000 or greater; provided, that Buyer’s consent or approval to such action shall not be unreasonably withheld or delayed;
     (xiii) neither the Company nor any of its Subsidiaries shall cancel any third party indebtedness in excess of $10,000,000 in the aggregate owed to the Company or any of its Subsidiaries;
     (xiv) neither the Company nor any of its Subsidiaries shall settle or compromise any Proceeding if the amount of such settlement exceeds $10,000,000 or will not be paid in full prior to the Closing or which settlement or compromise would reasonably be expected to have a continuing adverse impact on the business of the Company after the Closing;
     (xv) neither the Company nor any of its Subsidiaries shall make or change any material Tax election;
     (xvi) neither the Company nor any of its Subsidiaries shall change any annual accounting period;
     (xvii) neither the Company nor any of its Subsidiaries shall adopt or change any accounting method with respect to material Taxes;
     (xviii) neither the Company nor any of its Subsidiaries shall surrender any right to claim a refund of material Taxes;
     (xix) neither the Company nor any of its Subsidiaries shall consent to any extension or waiver of the limitation period applicable to any material Tax claim or assessment relating to the Company or any of its Subsidiaries; and
     (xx) neither the Company nor any of its Subsidiaries shall agree with any third party, whether in writing or otherwise, to do any of the foregoing.
     (b) The Company agrees to make capital expenditures in the ordinary course of business consistent with past practice.

          (c) BMP/GHC shall not, during the period commencing on the date hereof and ending at the Closing Date, undertake any other action that would be reasonably likely to materially adversely impede consummation of the transactions contemplated hereby.
          3.3 Conduct of the Business of Buyer Prior to the Closing Date.
          (a) Buyer agrees that, except as permitted, required or specifically contemplated by this Agreement, including those actions contemplated on Schedule 3.3 or in this Article III, or as otherwise consented to or approved in writing by Seller Representative, which consent shall not be unreasonably withheld or delayed, during the period commencing on the date hereof and ending at the Closing Date:
     (i) the businesses of Buyer shall be conducted only in the ordinary course of business;
     (ii) Buyer shall not split, combine or reclassify any shares of capital stock or other equity securities of Buyer or, except in connection with the conversion to cash of  shares of Buyer’s common stock held by its stockholders who vote against the transactions contemplated by this Agreement and properly exercise their conversion rights, redeem, repurchase or otherwise acquire or offer to redeem, repurchase, or otherwise acquire any capital stock or other equity securities of Buyer;
     (iii) Buyer shall not (A) except in connection with the issuance of securities, pursuant to the terms of that certain Co-Investment Securities Purchase Agreement, dated as of September 26, 2007, by and among Buyer and Thomas O. Hicks, as may be amended or supplemented, issue, deliver or sell, or authorize the issuance, delivery or sale of, any capital stock or other equity securities of Buyer, or (B) amend any term of any capital stock or other equity securities of Buyer (in each case, whether by merger, consolidation or otherwise);
     (iv) Buyer shall not declare, set aside or pay any dividend or distribution or other capital return in respect of its capital stock or other equity interests;
     (v) Buyer shall not, except as required or permitted by GAAP, materially change any accounting methods, principles or practices;
     (vi) Buyer shall not, except in the ordinary course of business, enter into, terminate or materially modify any material contract;
     (vii) Buyer shall not acquire by merger or consolidation with, or merge or consolidate with, or purchase substantially all of the equity interests or assets of, or otherwise acquire, any material business of any corporation, partnership, association or other business organization or division thereof;
     (viii) Buyer shall not make or grant any bonus or any wage or salary increase to any employee or group of employees;

     (ix) Buyer shall not make any loans or advances to, or guarantees for the benefit of, any Person;
     (x) Buyer shall not create, incur or assume any Indebtedness in excess of $100,000;
     (xi) Buyer shall not in any material respect amend or otherwise modify the Trust Agreement or any other agreement relating to the Trust Account;
     (xii) Buyer shall not cancel any material third party indebtedness owed to Buyer; and
     (xiii) Buyer shall not agree with any third party, whether in writing or otherwise, to do any of the foregoing.
          (b) Buyer shall not, during the period commencing on the date hereof and ending at the Closing Date, undertake any other action that would be reasonably likely to materially adversely impede consummation of the transactions contemplated hereby.
          3.4 Antitrust Laws. (a) Each party hereto shall (i) make the filings required of it or any of its Affiliates under the HSR Act and any other applicable antitrust or competition laws outside the United States in connection with this Agreement and the transactions contemplated hereby no later than the tenth Business Day following the date hereof, (ii) comply at the earliest practicable date and after consultation with the other party hereto with any request for additional information or documentary material received by it or any of its Affiliates from the Federal Trade Commission (the “FTC”) or the Antitrust Division of the Department of Justice (the “Antitrust Division”) or any other similar foreign regulatory body, (iii) cooperate with one another in connection with any filing under the HSR Act and in connection with resolving any investigation or other inquiry concerning the transactions contemplated by this Agreement initiated by the FTC, the Antitrust Division or any other Governmental Authority, (iv) take any other action necessary to obtain the approvals and consents required for the consummation of the transactions contemplated by this Agreement and (v) cause the waiting periods under the HSR Act and any other applicable antitrust or competition laws outside the United States to terminate or expire at the earliest possible date.
          (b) Each party hereto shall promptly inform the other parties of any material communication made to, or received by such party from, the FTC, the Antitrust Division or any other Governmental Authority regarding any of the transactions contemplated hereby. Neither party may participate in any meeting with the FTC, the Antitrust Division or any other Governmental Authority without prior notice to the other party and, to the extent permitted by that Governmental Authority, the opportunity to attend.
          (c) The filing fee under the HSR Act shall be borne by Buyer.
          3.5 Public Announcements. Unless otherwise required by Law, including federal securities law prior to the Closing Date, no news release or other public announcement pertaining to the transactions contemplated by this Agreement (other than as already contained in the Proxy/Registration Statement) will be made by or on behalf of any party without the prior written consent of Buyer and the Seller Representative. Prior to issuing a press release or other public announcement required by Law with respect to the execution and delivery of or the transactions contemplated by this Agreement, Buyer and the Seller Representative shall consult with each other and shall have reasonable opportunity to comment on such press release and prior to issuing a press release or other public announcement with respect to the Closing, Buyer and the Seller Representative shall agree on the form of such press release or other public announcement.
          3.6 Termination of Certain Contracts. The related-party agreements listed on Schedule 3.6 shall be terminated as of the Closing.
          3.7 Further Actions. Subject to the terms and conditions of this Agreement, each of the parties hereto agrees to use its reasonable best efforts to take, or cause to be taken, all actions and to do, or cause to be done, all things necessary, proper or advisable to consummate and make effective the transactions contemplated by this Agreement, including using its reasonable best efforts: (i) to obtain, in addition to approvals and consents discussed in Section 3.4 hereof, any licenses, permits, consents, approvals, authorizations, qualifications and orders of federal, state, local and foreign Governmental Authorities as are required in connection with the consummation of the transactions contemplated hereby; (ii) to effect, in addition to filings discussed in Section 3.4 hereof, all necessary registrations and filings; (iii) to defend any lawsuits or other legal proceedings, whether judicial or administrative, whether brought derivatively or on behalf of third parties (including Governmental Authorities or officials), challenging this Agreement or the consummation of the transactions contemplated hereby; and (iv) to furnish to each other such information and assistance and to consult with respect to the terms of any registration, filing, application or undertaking as reasonably may be requested in connection with the foregoing.
          3.8 Directors and Officers. Buyer, the Company and the Seller Representative shall take all necessary action so that (a) the members of the Board of Directors of IPO Corp. are appointed or elected in accordance with Schedule 1.13, and (b) the officers and employees of the Company are appointed officers and employees of IPO Corp. to serve in such positions effective immediately after the Closing.
          3.9 Indemnification of Directors and Officers. (a) The certificate of incorporation and by-laws (or equivalent governing instruments) of IPO Corp. and each of its Subsidiaries and the limited partnership agreement of Graham Packaging Company shall contain provisions no less favorable with respect to indemnification than are set forth in the certificate of incorporation and by-laws, partnership agreement, or equivalent instruments, as applicable, of such Persons as of the date hereof, which provisions shall not be amended, repealed or otherwise modified for a period of six (6) years after the Closing Date in any manner that would adversely affect the rights thereunder of individuals who at or prior to the Closing Date were directors, officers, general partners, managing members, agents or employees of BMP/GHC or the Company or any of its Subsidiaries or who were otherwise entitled to indemnification pursuant to the certificate of incorporation and by-laws (or equivalent governing instruments) of such Persons. IPO Corp. shall cause (including, without limitation, by paying premiums on the current insurance policies) to be maintained in effect for six (6) years after the Closing Date the current policies of the directors’ and officers’ liability or equivalent insurance maintained by or on behalf of the Company and its Subsidiaries with respect to matters occurring prior to the Closing; provided, that IPO Corp. may substitute therefor policies of at least the same coverage containing terms and conditions that are not less advantageous than the existing policies (including with respect to the period covered). IPO Corp. will indemnify each individual who served as a director, officer, general partner or managing member of the Company or any of its Subsidiaries at any time prior to the Closing Date from and against all actions, suits, proceedings, hearings, investigations, claims, etc. including all court costs and reasonable attorney fees and expenses resulting from or arising out of, or caused by, this Agreement or any of the transactions contemplated hereby.
          (b) After the Closing, IPO Corp. shall cause Graham Packaging Company to provide indemnification of the directors and officers of Buyer who serve in such capacity prior to the Closing to the same extent as Buyer provides indemnification to such Persons as of the date hereof and provisions of which shall not be amended, repealed or otherwise modified for a period of six (6) years after the Closing Date in any manner that would adversely affect the rights thereunder of such Persons as of the date hereof.
          3.10 Proxy/Registration Statement; Buyer Stockholder Meeting. (a) As soon as is reasonably practicable after the date of this Agreement, Buyer, IPO Corp. and the Company shall jointly prepare and file with the SEC under the Securities Act and the Exchange Act, and with all other applicable regulatory bodies, a proxy statement of the Buyer and a registration statement of IPO Corp. (together with all amendments and supplements thereto, the “Proxy/Registration Statement”), for the purpose of (i) soliciting proxies from the Buyer’s stockholders for the purpose of obtaining the Buyer Stockholder Approval at the Buyer Stockholder Meeting of its stockholders to be called and held for such purpose, and (ii) registering the securities of IPO Corp. to be issued in connection with the transactions contemplated in this Agreement. Each of the parties hereto shall cooperate in the preparation, filing and mailing of the Proxy/Registration Statement. The Proxy/Registration Statement will comply in all material respects with all applicable Law. As soon as reasonably practicable, Buyer shall deliver the Buyer Information and the Company shall deliver the Company Information to each other. Each of the parties hereto shall also furnish to each other on a timely basis all other information as may be requested in connection with the preparation of the Proxy/Registration Statement. Each of the Buyer, IPO Corp. and the Company shall, as promptly as practicable after receipt thereof, provide the other party copies of any written comments and advise the other party of any oral comments with respect to the Proxy/Registration Statement received from the SEC or any other Governmental Authority. The parties shall cooperate and provide the other with a reasonable opportunity to review and comment on the Proxy/Registration Statement and any amendments or supplements thereto in advance of filing such with the SEC and/or each other applicable Government Authority.
          (b) Each party will advise the other parties, promptly after it receives notice thereof, of any request by the SEC for amendment of the Proxy/Registration Statement. If, at any time prior to the Closing, any information relating to Buyer, IPO Corp. or the Company or any of their respective Affiliates, officers or directors, is discovered by any of such parties and such information should be set forth in an amendment or supplement to the Proxy/Registration Statement so that any of such documents would not include any misstatement of a material fact or omit to state any material fact necessary to make the statements therein, in light of the circumstances under which they were made, not misleading, the party discovering such information shall promptly notify the other parties hereto and, to the extent required by Law, an appropriate amendment or supplement describing such information shall be promptly filed with the SEC and disseminated to the stockholders of the Buyer.
          (c) Each of Buyer, IPO Corp. and the Company shall use its reasonable best efforts to have the Proxy/Registration Statement cleared by the SEC as promptly as practicable. As soon as practicable following its clearance by the SEC, the Buyer shall distribute the Proxy/Registration Statement to its stockholders and shall in accordance with its certificate of incorporation, bylaws and Delaware Law solicit proxies from such stockholders to vote in favor of all of the proposals contained in the Proxy/Registration Statement and shall use reasonable best efforts to obtain the Buyer Stockholder Approval.
          (d) Buyer shall cause the Buyer Stockholder Meeting to be duly called and held as soon as reasonably practicable for the purpose of voting on the adoption of this Agreement and the other transactions contemplated by this Agreement. The Board of Directors of Buyer shall recommend to Buyer’s stockholders their adoption of this Agreement and the other transactions contemplated hereunder and shall include such recommendation in the Proxy/Registration Statement.
          3.11 No Solicitation. (a) Each of the Company, the Company’s Subsidiaries, IPO Corp. and each of the Sellers will not, and will cause their respective Affiliates, employees, agents and representatives not to, directly or indirectly, solicit or enter into discussions or transactions with, or encourage, or provide any information to, any Person (other than Buyer) concerning any sale of a significant portion of the assets or the Company or any of the Company’s Subsidiaries or merger or sale (directly or indirectly) of their respective equity interests in the Company or any of the Company’s Subsidiaries, any recapitalization of the Company and its Subsidiaries or similar transaction with respect to the Company or any of its Subsidiaries or their respective businesses.
          (b) Buyer will not, and will cause its Affiliates, employees, agents and representatives not to, directly or indirectly, solicit or enter into discussions or transactions with, or encourage, or provide any information to, any Person (other than the Company, the Sellers and IPO Corp.) concerning any Initial Business Combination or similar transaction.
          (c) The parties hereto recognize and agree that immediate irreparable damages for which there is not adequate remedy at law would occur in the event that the provisions of this Section 3.11 are not performed in accordance with the specific terms hereof or are otherwise breached. It is accordingly agreed that in the event of a failure by a party to perform its obligations under this Agreement, the non-breaching party shall be entitled to specific performance through injunctive relief, without the necessity of posting a bond, to prevent breaches of the provisions and to enforce specifically the provisions of this Section 3.10 in addition to any other remedy to which such party may be entitled, at law or in equity.
          3.12 Registration Rights Agreement. At or prior to the Closing, IPO Corp., the Founder (and/or an Affiliate thereof), the Blackstone Holders, GPCH, GCC and GEC shall execute and deliver a customary registration rights agreement. Such parties agree to promptly negotiate the form of the registration rights agreement after the date hereof.
          3.13 SEC Reports; Proxy/Registration Statement. (a) Buyer and the Company will each file all reports, registration statements and other documents, together with any amendments thereto, required to be filed or submitted under the Securities Act and the Exchange Act, including but not limited to reports on Form 8-K, Form 10-K and Form 10-Q (all such reports, registration statements and documents, filed or to be filed with the SEC, with the exception of the Proxy/Registration Statement are collectively referred to herein as “SEC Reports”) required to be filed by them from the date of this Agreement to the Closing Date and will use commercially reasonable efforts to do so in a timely manner. The SEC Reports (i) will be prepared in accordance and comply in all material respects with the requirements of the Securities Act or the Exchange Act, as the case may be, and the rules and regulations of the SEC thereunder applicable to such SEC Reports, and (ii) will not at the time they are filed (and if amended or superseded by a filing prior to the date of this Agreement then on the date of such filing and as so amended or superseded) contain any untrue statement of a material fact or omit to state a material fact required to be stated therein or necessary in order to make the statements therein, in light of the circumstances under which they were made, not misleading.
          (b) The information relating to Buyer and its Affiliates supplied for inclusion in the Proxy/Registration Statement will not, as of the date of its distribution to Buyer’s stockholders (or any amendment or supplement thereto) or at the time of the Buyer Stockholder Meeting, contain any statement which, at such time and in light of the circumstances under which it is made, is false or misleading with respect to any material fact, or omit to state any material fact required to be stated therein or necessary in order to make the statement therein not false or misleading.
          (c) The information relating to IPO Corp. and the Company and their respective Affiliates supplied to Buyer for inclusion in the Proxy/Registration Statement will not, as of the date of its distribution to Buyer’s stockholders (or any amendment or supplement thereto) or at the time of the Buyer Stockholder Meeting, contain any statement which, at such time and in light of the circumstances under which it is made, is false or misleading with respect to any material fact, or omit to state any material fact required to be stated therein or necessary in order to make the statement therein not false or misleading.
          3.14 Lock-Up. (a) Prior to October 7, 2011 (the “Lock-Up Period” ), no Blackstone Holder or Affiliate thereof shall (i) sell, offer to sell, contract or agree to sell, hypothecate, pledge, grant any option to purchase or otherwise dispose of or agree to dispose of, directly or indirectly, or establish or increase a put equivalent position or liquidate or decrease a call equivalent position within the meaning of Section 16 of the Exchange Act and the rules and regulations of the SEC promulgated thereunder, with respect to shares of IPO Corp. Common Stock or any shares of IPO Common Stock issuable upon exercise of the Founder’s Warrants or any Options, warrants or other securities convertible into or exercisable or exchangeable for shares of IPO Corp. Common Stock or other rights to purchase shares of IPO Corp. Common Stock or any such securities (collectively, the “Restricted Securities”), (ii) enter into any swap or other arrangement that transfers to another, in whole or in part, any of the economic consequences of ownership of any of the Restricted Securities, whether any such transaction is to be settled by delivery of IPO Corp. Common Stock or such other securities, in cash or otherwise, or (iii) publicly announce any intention to effect any transaction specified in clause (i) or (ii). Notwithstanding the foregoing, a Blackstone Holder or Affiliate thereof may engage in transactions described in Section 3.14(a) with respect to the Restricted Securities after the six month anniversary of the Closing solely to the extent that any such transactions, individually or in the aggregate, shall not cause a change of control, default or acceleration under the Credit Agreement or the Indentures.
          (b) Prior to three month anniversary of the Closing Date, neither GPC, GPCH or any Graham Family Holder or Affiliate thereof shall (i) sell, offer to sell, contract or agree to sell, hypothecate, pledge, grant any option to purchase or otherwise dispose of or agree to dispose of, directly or indirectly, or establish or increase a put equivalent position or liquidate or decrease a call equivalent position within the meaning of Section 16 of the Exchange Act and the rules and regulations of the SEC promulgated thereunder, with respect to Restricted Securities, (ii) enter into any swap or other arrangement that transfers to another, in whole or in part, any of the economic consequences of ownership of any of the Restricted Securities, whether any such transaction is to be settled by delivery of IPO Corp. Common Stock or such other securities, in cash or otherwise, or (iii) publicly announce any intention to effect any transaction specified in clause (i) or (ii).
          3.15 Notice. From the date hereof through the Closing Date or the earlier termination of this Agreement, each party shall promptly give written notice to the other parties of any event, condition or circumstances occurring from the date hereof through the Closing Date, which would cause any condition precedent in Article IV not to be satisfied.
          3.16 Fees. (a) IPO Corp. shall pay, or cause Graham Packaging Company, L.P., a Delaware limited partnership, to pay to Blackstone Advisory Services L.P., (a) an amount equal to $10,000,000 in cash no later than December 31, 2008 by wire transfer of immediately available funds to an account designated by Blackstone Advisory Services L.P. and (b) an amount equal to $10,000,000 in cash no later than March 31, 2009 by wire transfer of immediately available funds to an account designated by Blackstone Advisory Services L.P., in respect of financial advisory and investment banking services provided to the Company in connection with the transactions contemplated by this Agreement.
          On or prior to March 31, 2009, IPO Corp. shall pay, or cause Graham Packaging Company, L.P., a Delaware limited partnership, to pay, a one-time payment of $15,000,000 in cash by wire transfer of immediately available funds to Blackstone Management Partners III L.L.C. to an account designated by Blackstone Management Partners III L.L.C. in respect of transaction and structuring services provided to the Company in connection with the transactions contemplated by this Agreement.
          3.17 Partnership Related Matters. (a) BCP LLC, by execution hereof, authorize and approve this Agreement, the agreement and transaction documents contemplated to be executed and delivered pursuant hereto and the transactions contemplated hereby and thereby.
           (b) Each of the Sellers hereby waives and releases GPC and BCP LLC its predecessors, successors and assigns and all of their current and former officers, directors,

employees, and agents from any and all claims, demands, actions, suits, proceedings, complaints, charges, liabilities, damages, debts, taxes, allowances, and remedies of any type such Seller may have by reason of any matter, cause, act, or omission.
          (c) The Graham Holders shall cause Graham Alternative Investment I Partners to acknowledge that, upon payment to it of a pro rata portion of the annual fee payable to it in accordance with Section 6.5(c) of the Partnership Agreement, the obligation of the Company or any of its Affiliates to pay any further fees under the Partnership Agreement, as in effect on the date hereof, will terminate at Closing.
          (d) The Graham Family Holders shall cause Graham Alternative Investment I Partners to acknowledge, and the Blackstone Holders shall cause Blackstone Management Partners III L.L.C. to acknowledge, that, upon payment to such party of a pro rata portion of the annual fee payable to it in accordance with the Amended and Restated Monitoring Agreement, dated as of September 30, 2004, among the Company, Graham Packaging Company, Blackstone Management Partners III L.L.C., and Graham Alternative Investment Partners I, the obligation of the Company or any of its Affiliates to pay any further fees thereunder, as in effect on the date hereof, will terminate at Closing.
          3.18 Credit Agreement and Indentures. The Company will, and will cause each of its Subsidiaries to, and each Seller will, take all actions necessary to comply with the terms of the Credit Agreement and the Indentures, including all actions necessary to make IPO Corp. a guarantor under such agreements as a result of the transactions contemplated by this Agreement.
ARTICLE IV
CONDITIONS PRECEDENT
          4.1 Conditions Precedent to Obligations of Parties. The respective obligations of each of the parties hereto hereunder are subject to the satisfaction, at or prior to the Closing Date, of each of the following conditions:
          (a) Delivery of Officer’s Certificate. At the Closing Date, each of the Company, IPO Corp. and Buyer has delivered a signed officer’s certificate certifying in addition to any certifications required under 4.2 or 4.3, as applicable, that:
     (i) no Proceeding involving such party is pending or threatened before any judicial or Governmental Authority relating to the transactions contemplated by this Agreement;
     (ii) the board of directors (or general partner or manager, as the case may be) of such party has approved this Agreement (with copies of all resolutions attached); and
     (iii) stockholder (or partner or member, as the case may be) approval of such party (in the case of the Buyer, including the Buyer Stockholder Approval) with respect to the execution, delivery and performance of the Agreement and the consummation of all transactions contemplated thereby has been attained.

          (b) No Injunction. At the Closing Date, there shall be no Law, injunction, restraining order or decree of any nature of any court or Governmental Authority of competent jurisdiction that is in effect that restrains or prohibits the consummation of the transactions contemplated by this Agreement; provided, however, that the parties invoking this condition shall use their best efforts to have such injunction, order or decree vacated or denied.
          (c) Regulatory Authorizations. The applicable waiting periods specified under the HSR Act with respect to the transactions contemplated by this Agreement shall have lapsed or been terminated.
          4.2 Conditions Precedent to Obligation of Buyer. The obligation of Buyer to consummate the transactions contemplated by this Agreement is subject to the satisfaction at or prior to the Closing Date of each of the following additional conditions, unless waived in writing by Buyer:
          (a) Accuracy of Representations and Warranties of the Sellers. The representations and warranties of the Sellers contained in this Agreement which are not qualified as to materiality shall be true and accurate in all material respects as of the Closing Date as if made at and as of such date and the representations and warranties of the Sellers contained in this Agreement which are qualified as to materiality shall be true and accurate as of the Closing Date as if made at and as of such date (except those representations and warranties that address matters only as of a particular date or only with respect to a specific period of time, which need only be true and accurate (or true and accurate in all material respects, as applicable) as of such date or with respect to such period).
          (b) Accuracy of Representations and Warranties of the Company. The representations and warranties of the Company contained in Section 2.2, disregarding all qualifications contained herein relating to materiality or Material Adverse Effect, shall be true and correct on and as of the Closing Date with the same force and effect as though such representations and warranties had been made on the Closing Date (except for such representations and warranties which by their express provisions are made as of an earlier date, in which case they shall be true and correct as of such date), except to the extent that the failure of such representations and warranties to be true and correct would not, individually or in the aggregate, have a Material Adverse Effect on the Company.
          (c) Performance of Agreement. Each of the Sellers and the Company shall have performed in all material respects all obligations and agreements, and complied in all material respects with all covenants and conditions, contained in this Agreement to be performed or complied with by each of them prior to or on the Closing Date.
          (d) Certificate. Buyer shall have received a certificate of the Company and of each Seller other than the Individual Company Sellers, dated the Closing Date, executed on behalf of each such Person by a duly authorized officer of such Person, to the effect that the conditions specified in paragraphs (a) and/or (b) and (c) as applicable to it above have been satisfied.

          (e) No Default. There shall be no default with respect to any payment obligation or financial covenant under any material Indebtedness of the Company or its Subsidiaries. For purposes of this Section 4.2(e), material Indebtedness shall mean the Credit Agreement, the Indentures and all Indebtedness in an outstanding amount over $1,000,000.
          (f) Termination of Certain Contracts. The related-party Contracts listed on Schedule 4.2(f), shall be terminated in full as of the Closing, without any liability to the Company, IPO Corp. or any of their respective Subsidiaries existing thereunder following the Closing.
          (g) Legal Opinion. The Company shall have received legal opinion, from Simpson Thacher & Bartlett LLP in the form attached hereto as Exhibit A addressing the no conflicts or defaults under the Credit Agreement and the Indentures as a result of the transactions contemplated by this Agreement to be effected at the Closing.
          4.3 Conditions Precedent to the Obligation of the Sellers. The obligation of the Sellers to consummate the transactions contemplated by this Agreement is subject to the satisfaction at or prior to the Closing Date of each of the following additional conditions, unless waived in writing by the Sellers:
          (a) Accuracy of Representations and Warranties. The representations and warranties of Buyer contained in this Agreement which are not qualified as to materiality shall be true and accurate in all material respects as of the Closing Date as if made at and as of such date and the representations and warranties of Buyer contained in this Agreement which are qualified as to materiality shall be true and accurate as of the Closing Date as if made at and as of such date (except those representations and warranties that address matters only as of a particular date or only with respect to a specific period of time, which need only be true and accurate (or true and accurate in all material respects, as applicable) as of such date or with respect to such period).
          (b) Performance of Agreements. Buyer shall have performed in all material respects all obligations and agreements, and complied in all material respects with all covenants and conditions, contained in this Agreement to be performed or complied with by it prior to or on the Closing Date.
          (c) Certificate. The Sellers shall have received a certificate of Buyer, dated the Closing Date, executed on behalf of Buyer by its President or any Vice President, to the effect that the conditions specified in paragraphs (a) and (b) above have been satisfied.
ARTICLE V
LABOR MATTERS
          5.1 Collective Bargaining Agreements. From and after the Closing, IPO Corp. and its Subsidiaries will continue to be bound by the terms of the collective bargaining agreements set forth in Schedule 5.1 (the “Collective Bargaining Agreements”), and will comply with their obligations under such Collective Bargaining Agreements and all other statutory bargaining obligations.

          5.2 WARN Act. IPO Corp. agrees to provide any required notice under the Worker Adjustment and Retraining Notification Act of 1988 (“WARN”) and any other applicable Law both before and after the Closing and to otherwise comply with any such statute with respect to any “plant closing” or “mass layoff” (as defined in WARN) or similar event affecting employees and occurring on or after the Closing.
ARTICLE VI
MISCELLANEOUS
          6.1 Termination and Abandonment. (a) General. Without prejudice to other remedies which may be available to the parties by Law or this Agreement, this Agreement may be terminated and the transactions contemplated hereby may be abandoned at any time prior to the Closing:
     (i) by mutual written consent of Buyer and the Seller Representative; or
     (ii) by Buyer or the Seller Representative by giving written notice to the other Person if a Law, an injunction, restraining order or decree of any nature of any Governmental Authority of competent jurisdiction is issued that prohibits the consummation of the transactions contemplated by this Agreement and such injunction, restraining order or decree is final and non-appealable; provided, however, that the party seeking to terminate this Agreement pursuant to this clause (ii) shall have used its reasonable best efforts to have such Law, injunction, order or decree vacated or denied; or
     (iii) by Buyer or the Seller Representative by giving written notice to the other Person if Buyer Stockholder Approval shall not have been obtained at the Buyer Stockholder Meeting;
     (iv) by either the Seller Representative or Buyer by giving written notice to the other Person if the Closing shall not have occurred by January 15, 2009, unless extended by written agreement of the Seller Representative and Buyer; provided that the foregoing right to terminate this Agreement under this clause (iv) shall not be available to any Person whose failure or inability to fulfill any obligation under this Agreement has been the cause of, or resulted in, the failure of the Closing to occur on or before such date;
     (v) by the Seller Representative, upon written notice to Buyer, upon a breach of any representation, warranty, covenant or agreement on the part of Buyer set forth in this Agreement such that, if occurring or continuing on the Closing Date, the conditions set forth in Section 4.3(a) or Section 4.3(b) would not be satisfied and such breach shall be incapable of being cured or shall not have been cured within thirty (30) days after written notice thereof shall have been received by Buyer; or
     (vi) by Buyer, upon written notice to the Seller Representative, upon a breach of any representation, warranty, covenant or agreement on the part of the Company or the Sellers set forth in this Agreement such that, if occurring or continuing on the Closing Date, the conditions set forth in Section 4.2(a), Section 4.2(b) or Section 4.2(c) would not be satisfied and such breach shall be incapable of being cured or shall not have been cured within thirty (30) days after written notice thereof shall have been received by the Seller Representative.
          (b) Procedure Upon Termination. In the event of the termination and abandonment of this Agreement, written notice thereof shall promptly be given to the other parties hereto and this Agreement shall terminate and the transactions contemplated hereby shall be abandoned without further action by any of the parties hereto; provided, however, that nothing herein shall relieve any party from liability for any intentional or knowing breach of any provision hereof.
          (c) Payment of Expenses. If this Agreement is terminated by Buyer or the Seller Representative pursuant to Section 6.1(a)(iii) or by the Seller Representative pursuant to Section 6.1(a)(v), and Buyer consummates an Initial Business Combination or any similar transaction, Buyer shall pay to the Company, upon consummation of such transaction, the documented out of pocket expenses of the Company (not to exceed $2.5 million).
          (d) Survival of Certain Provisions. The respective obligations of the parties hereto pursuant to Section 3.1(d), except as otherwise provided in the Confidentiality Agreement, Section 3.5 and this Article VI shall survive any termination of this Agreement.
          6.2 Expenses. Buyer shall bear all costs, fees and expenses incurred by it in connection with this Agreement and the transactions contemplated hereby. Except as otherwise contemplated by Section 6.1(c), the Company and IPO Corp. shall bear all costs, fees and expenses incurred by the Company or IPO Corp. in connection with this Agreement and the transactions contemplated hereby, including, without limitation, the costs, fees and expenses set forth on Schedule 6.2. Any costs, fees and expenses incurred by the Sellers in connection with this Agreement shall be borne by the respective Seller incurring such cost, fee or expense.
          6.3 Tax Matters. (a) Notwithstanding any provision of this Agreement to the contrary, all Transfer Taxes incurred in connection with this Agreement and the transactions contemplated hereby shall be paid by IPO Corp., and the Sellers, Buyer and IPO Corp. shall cooperate in timely making all filings, returns, reports and forms as may be required to comply with the provisions of such tax laws. For purposes of this Agreement, “Transfer Taxes” shall mean transfer, documentary, sales, use, registration and other such taxes (including all applicable real estate transfer taxes).
          (b) There shall be no withholding pursuant to section 1445 of the Code; provided that the Sellers deliver to Buyer at the Closing certificates complying with the Code and Treasury Regulations, in form and substance reasonably satisfactory to Buyer, duly executed and acknowledged, certifying that the transactions contemplated hereby are exempt from withholding under section 1445 of the Code.
          (c) Cooperation on Tax Matters. Each Seller, the Company, each of the Company’s Subsidiaries and Buyer shall reasonably cooperate, and shall cause their respective Affiliates, officers, employees, agents, auditors and other representatives to reasonably cooperate, in preparing and filing all Tax Returns and in resolving all disputes and audits with respect to all taxable periods relating to Taxes, including by maintaining and making available to each other all records necessary in connection with Taxes and making employees available on a mutually convenient basis to provide additional information or explanation of any material provided hereunder or to testify at proceedings relating to any Tax claim.
          6.4 Notices. All notices, requests, demands, waivers and other communications required or permitted to be given under this Agreement shall be in writing and shall be deemed to have been duly given if delivered personally or mailed, certified or registered mail with postage prepaid, or sent by telex, telegram or telecopy, as follows:
           (a) if to the Company, prior to the Closing, to it at:
Graham Packaging Holdings Company
2401 Pleasant Valley Road
York, PA 17403
Attention: Michael Korniczky
Telecopy: 717-849-8541
          with a copy to (which shall not constitute notice):
The Blackstone Group, L.P.
345 Park Avenue, 31st Floor
New York, NY 10154
Attention: Shervin Korangy
Telecopy: 212-583-5712
          -and-
Simpson Thacher & Bartlett LLP
425 Lexington Avenue
New York, NY 10017
Attention: Wilson S. Neely
                  Edward J. Chung
Telecopy: 212-455-2502
          (b) if to BMP/GHC, a Blackstone Holder or the Seller Representative, to it at:
c/o The Blackstone Group, L.P.
345 Park Avenue, 31st Floor
New York, NY 10154
Attention: Shervin Korangy
Telecopy: 212-583-5712
          with a copy to (which shall not constitute notice):
Simpson Thacher & Bartlett LLP
425 Lexington Avenue
New York, NY 10017

Attention: Wilson S. Neely
                  Edward J. Chung
Telecopy: 212-455-2502
          (c) if to Buyer or Founder, to it at:
c/o Hicks Acquisition Company I, Inc.
100 Crescent Court, Suite 1200
Dallas, TX 75201
Attention: Joseph B. Armes
Telecopy: 214-615-2223
          with a copy to (which shall not constitute notice):
Akin Gump Strauss Hauer & Feld LLP
1700 Pacific Avenue, Suite 4100
Dallas, TX 75201
Attention: Alan D. Feld
Telecopy: 214-969-4343
          (d) if to another Seller, to it at the address set forth on the corresponding signature page hereto;
or to such other Person or address as a party shall specify by notice in writing to the other parties. All such notices, requests, demands, waivers and communications shall be deemed to have been received on the date of personal delivery or on the third Business Day after the mailing thereof or, in the case of notice by telecopier, when receipt thereof is confirmed by telephone.
          6.5 Seller Representative. (a) The parties hereto have agreed that it is desirable to designate BCP III to act on behalf of the Sellers, other than GPC, GPCH, GCC, GEC and the Graham Family Holders, for certain limited purposes, as specified herein (the “Seller Representative”). The Seller Representative shall have the right to resign and appoint a successor Seller Representative upon notice to the Company.
          (b) By its signature hereto, each of the Sellers, other than GPC, GPCH and the Graham Family Holders, irrevocably appoints and ratifies the designation of BCP III (or any successor representative) as Seller Representative as provided in this Agreement, including the power to take any and all actions specified in or contemplated by this Agreement and take all actions necessary in the judgment of the Seller Representative for the accomplishment of the foregoing. The Seller Representative shall take any and all actions that it believes are necessary or appropriate under this Agreement for and on behalf of such Sellers, as fully as such holders were acting on their own behalf. All actions taken by the Seller Representative under this Agreement shall be binding upon such Sellers and their successors as if expressly confirmed and ratified in writing by each of them.
          (c) Except in cases of willful misconduct or fraud, the Seller Representative will have no liability to Buyer, the Company, the Sellers or their successors or assigns with respect to actions taken or omitted to be taken in good faith in its capacity as the Seller Representative and shall be indemnified from the Sellers entitled to receive a portion of the consideration paid hereunder against any loss, liability or expenses arising out of actions taken or omitted to be taken in good faith in its capacity as Seller Representative.
          6.6 Entire Agreement. This Agreement (including the Schedules hereto and the documents referred to herein) constitutes the entire agreement between the parties hereto and supersedes all prior agreements and understandings, oral and written, between the parties hereto with respect to the subject matter hereof.
          6.7 Non-Survival of Representations and Warranties. None of the representations, warranties, covenants and agreements in this Agreement or in any instrument delivered pursuant to this Agreement, including any rights arising out of any breach of such representations, warranties, covenants and agreements, shall survive the Closing, except for (a) those covenants and agreements contained herein that by their terms apply or are to be performed in whole or in part after the Closing and (b) the obligations set forth in Sections 3.1(b) and 3.5 and (iii) this Article VI.
          6.8 No Third Party Beneficiaries. This Agreement shall inure to the benefit of and be binding upon the parties hereto and their respective successors and assigns. Nothing in this Agreement, express or implied, is intended to confer on any Person other than the parties hereto or their respective successors and assigns, any rights, remedies, obligations or liabilities under or by reason of this Agreement, except as provided in Section 1.10 or 3.9.
          6.9 Assignability. This Agreement shall not be assigned by any of the parties hereto without the prior written consent of the other parties hereto.
          6.10 Amendment and Modification; Waiver. Subject to applicable Law, this Agreement may be amended, modified and supplemented by a written instrument authorized and executed on behalf of Buyer, the Company and the Seller Representative at any time prior to the Closing Date with respect to any of the terms contained herein; provided, that to the extent such amendment, modification or supplement is adverse to any Seller or material, such amendment, modification or supplement shall not be binding on such Seller without such Seller having authorized and executed such amendment, modification or supplement. No waiver by any party of any of the provisions hereof shall be effective unless explicitly set forth in writing and executed by the party so waiving. Except as provided in the preceding sentence, no action taken pursuant to this Agreement, including without limitation, any investigation by or on behalf of any party, shall be deemed to constitute a waiver by the party taking such action of compliance with any representations, warranties, covenants, or agreements contained herein, and in any documents delivered or to be delivered pursuant to this Agreement and in connection with the Closing hereunder. The waiver by any party hereto of a breach of any provision of this Agreement shall not operate or be construed as a waiver of any other or subsequent breach.
          6.11 No Recourse. No recourse shall be available to the assets of any Person that is a member, partner, equity holder or Affiliate of any Seller or Buyer, or any officer, director, agent, employee, shareholder or partner thereof for any obligations of IPO Corp. or the Sellers to Buyer or of Buyer to IPO Corp. or the Sellers pursuant to this Agreement.

          6.12 Severability. If any provision of this Agreement or the application thereof under certain circumstances is held invalid or unenforceable by any court of competent jurisdiction, the other provisions of this Agreement will remain in full force and effect. Any provision of this Agreement held invalid or unenforceable only in part or degree will remain in full force and effect to the extent not held invalid or unenforceable.
          6.13 Section Headings. The section headings contained in this Agreement are inserted for reference purposes only and shall not affect the meaning or interpretation of this Agreement.
          6.14 Interpretation. The descriptive headings contained in this Agreement are included for convenience of reference only and shall not affect in any way the meaning or interpretation of this Agreement. When reference is made in this Agreement to a Section, such reference shall be to a Section of this Agreement unless otherwise indicated. Whenever the words “include”, “includes” or “including” are used in this Agreement, they shall be deemed to be followed by the words “without limitation.” The words “hereof,” “herein,” “hereby” and “hereunder” and words of similar import when used in this Agreement shall refer to this Agreement as a whole and not to any particular provision of this Agreement. The word “or” shall not be exclusive. This Agreement shall be construed without regard to any presumption or rule requiring construction or interpretation against the party drafting or causing any instrument to be drafted.
          6.15 Definitions. As used in this Agreement:
          “Affiliate” means, with respect to a specified Person, any other Person who, directly or indirectly, controls, is controlled by, or is under common control with such specified Person. As used in this definition, the term “control” means the possession, directly or indirectly, of the power to direct or cause the direction of the management and policies of a Person, whether through ownership of voting securities, by agreement or otherwise.
          “Applicable Unpaid Fees” mean (A) all unpaid fees and expenses incurred by the Company and its Subsidiaries (but including IPO Corp.) in connection with the transactions contemplated by this Agreement (including, but not limited to, (i) the first $10 million fee payable pursuant to Section 3.16(a) to Blackstone Advisory Services L.P., (ii) any transaction or broker fees that are of the nature addressed in Section 2.2(u), (iii) the fees and expenses referred to in Schedule 6.2, and (iv) any transaction bonuses payable to management), and (B) any unpaid fees payable in accordance with Section 3.17(c) or (d), but excluding (x) the second $10 million fee payable pursuant to Section 3.16(a) to Blackstone Advisory Services L.P., and (y) the $15 million fee payable to Blackstone Management Partners III L.L.C. pursuant to Section 3.16(b).
          “Benefit Plans” means (A) each “employee benefit plan” (within the meaning of section 3(3) of ERISA); (B) each disability, vacation, educational assistance, fringe benefit, severance, salary continuation, change-in-control, individual consulting or employment compensation plan, practice, program or agreement, or (C) each other plan, arrangement or policy (written or oral) relating to equity, equity awards, stock option, stock purchase, restricted stock, phantom stock or other equity-based compensation, deferred compensation, bonus or incentive plan, practice, program or arrangement (whether written or oral, qualified or nonqualified, funded or unfunded, foreign or domestic, currently effective or terminated, and whether or not subject to ERISA), in each case as to which the Company or any of its Subsidiaries sponsors, maintains, contributes to or has any obligation or liability, contingent or otherwise.
          “BMP/GHC Management Stockholders Agreement” means the Management Stockholders’ Agreement, dated as of February 2, 1998, among the Blackstone Holders, BMP/GHC, the Company, GPC Capital Corp. II and the Individual Sellers.
          “BMP/GHC Stockholders Agreement” means the Stockholders’ Agreement, dated February 2, 1998, among the Blackstone Holders, BMP/GHC, the Company, IPO Corp. and DB Investment Partners, Inc.
          “Business Day” means any day other than a Saturday, Sunday or a day on which the banks in New York, New York are authorized by law or executive order to be closed.
          “Business Employees” means any current or former officer, director or employee (or their respective beneficiaries) of the Company or any Subsidiaries.
          “Buyer Certificate of Incorporation” means the Amended and Restated Certificate of Incorporation of Buyer as of the date hereof.
          “Buyer Common Stock” means the common stock, $0.0001 par value, of Buyer.
          “Buyer Information” means information about the Buyer reasonably sufficient to permit the preparation and filing with the SEC of the Proxy/Registration Statement or such other statement or report as may be required by federal securities Law.
          “Buyer Pro Rata Share” means, for each stockholder of Buyer, the quotient obtained by dividing (x) the total number of shares of Buyer Common Stock, on a fully diluted basis, owned of record by such stockholder immediately prior to the Closing by (y) the total number of shares of Buyer Common Stock, outstanding immediately prior to the Closing.
          “Buyer SEC Documents” means all of Buyer’s reports, statements, schedules and registration statements filed with the SEC.
          “Buyer Warrants” means the warrants to purchase shares of Buyer Common Stock governed by the HACI Warrant Agreement.
          “Cash and Cash Equivalents” means cash and investments with an initial maturity of three months or less when purchased. For financial reporting purposes Cash and Cash Equivalents include currency on hand, cash in the bank and deposits in transit. Outstanding checks drawn on an account where the Company does not have other cash accounts are included in accounts payable. Outstanding checks drawn at a bank where the Company has other positive balance cash accounts are deducted from cash. If the balance of all accounts at a bank is negative in the aggregate, the aggregate balance is classified in accounts payable.

          “Company Information” means information about IPO Corp., the Company, and its Subsidiaries reasonably sufficient to permit the preparation and filing with the SEC of the Proxy/Registration Statement or such other statement or report as may be required by federal securities Law.
          “Code” means the Internal Revenue Code of 1986, as amended.
          “Credit Agreement” means that certain Credit Agreement, dated as of October 7, 2004, among the Company, Graham Packaging Company, L.P., as the borrower, GPC Capital Corp. I, as the co-borrower, the lenders named therein, Deutsche Bank AG Cayman Islands Branch, as administrative agent and as collateral agent, Citigroup Global Markets Inc., as syndication agent, Goldman Sachs Credit Partners, L.P., General Electric Capital Corporation and Lehman Commercial Paper Inc., as co-documentation agents, and Lasalle Bank National Association and Manufacturers and Traders Trust Company, as senior managing agents.
          “Dissenting Shares” means the shares of Buyer Common Stock issued in Buyer’s initial public offering and outstanding as of the date of the record date of the Buyer Stockholder Meeting for which the holders thereof have exercised their rights to convert such shares into cash in accordance with Buyer’s certificate of incorporation.
          “Distribution Agent” means an agent, reasonably satisfactory to Buyer, IPO Corp., the Company, the Seller Representative and the Founder who shall act as the distribution agent in connection with the transactions contemplated by this Agreement pursuant to a distribution agent agreement, in a form reasonably acceptable to Buyer and the Seller Representative, to be entered into among the agent, Buyer, IPO Corp., the Company, the Seller Representative and the Founder.
          “ERISA” means the Employee Retirement Income Security Act of 1974, as amended.
          “Founder’s Warrants” means the warrants to purchase shares of Buyer Common Stock owned by the Founder and governed by that certain Warrant Agreement, dated as of September 27, 2007, between Buyer and Continental Stock Transfer and Trust Company, N.A., as warrant agent (the “HACI Warrant Agreement”).
          “Indebtedness” means with respect to any Person at any date, without duplication: (i) all obligations of such Person for borrowed money or in respect of loans or advances, (ii) all obligations of such Person evidenced by bonds, debentures, notes or other similar instruments or debt securities, (iii) all financial obligations of such Person secured by a Lien (other than a Permitted Lien), and (iv) all guarantees of such Person in connection with any of the foregoing.
          “Indentures” means, collectively, (i) that certain Indenture, dated as of October 7, 2004, by and among Graham Packaging Company, L.P., and GPC Capital Corp. I, as Issuers, the Company, as Parent Guarantor, the Subsidiary Guarantors (as defined therein) named therein and The Bank of New York, as Trustee, relating to 9 7/8% Senior Subordinated Notes due 2014, and (ii) that certain Indenture, dated as of October 7, 2004, by and among Graham Packaging Company, L.P., and GPC Capital Corp. I, as Issuers, the Company, as Parent Guarantor, the

Subsidiary Guarantors (as defined therein) named therein and The Bank of New York, as Trustee, relating to 8 1/2% Senior Notes due 2012.
          “Initial Business Combination” has the meaning set forth in the Buyer Certificate of Incorporation.
          “Intellectual Property” means all intellectual property, including but not limited to (a) all trademarks, service marks, trade dress, design marks, logos, trade names, domain names, websites, brand names and corporate names, whether registered or unregistered, together with all goodwill associated therewith, and all applications, registrations and renewals in connection therewith, (b) all copyrights, photographs, advertising and promotional materials, including catalogs, and computer software and all copyright applications, registrations, and renewals in connection therewith, (c) all trade secrets and proprietary and confidential business information (including research and development, know-how, formulas, compositions, manufacturing and production processes and techniques, methods, schematics, technology, technical data, designs, drawings, flowcharts, block diagrams, specifications, customer and supplier lists, pricing and cost information and business and marketing plans and proposals), (d) all inventions and designs (whether patentable or unpatentable), and all patents, patent applications, continuations, continuations-in-part, divisionals, reissues, reexaminations, term extensions and disclosures, and (e) all rights to pursue, recover and retain damages and costs and attorneys’ fees (if available) for past, present and future infringement of any of the foregoing.
          “IPO” means the initial public offering of Buyer, effected on October 3, 2007.
          “IPO Corp. Founder’s Warrants” means the warrants to purchase shares of IPO Corp. Common Stock to be issued upon terms described in Section 1.8(a) and which shall have an expiration date of September 28, 2012.
          “IPO Shares” means the shares of Buyer Common Stock issued in the IPO.
          “Knowledge of the Company” means the actual knowledge of a particular fact or other matter by the persons listed on Schedule 6.15.
          “Leased Real Property” means the real property leased by the Company or any of its Subsidiaries, as tenant, together with, to the extent leased by the Company or any of its Subsidiaries, all buildings and other structures, facilities or improvements currently located thereon, all fixtures, systems and equipment attached or appurtenant thereto.
          “Lien” means any mortgage, pledge, lien, encumbrance, charge or other security interest.
          “Material Adverse Effect” means a material adverse effect on the business, operations, assets or financial condition of the Person and its Subsidiaries, taken as a whole, excluding, in each case, any such effect resulting from or arising out of or in connection with (i) acts of God, calamities, national or international political or social conditions including the engagement by any country in hostilities, whether commenced before or after the date hereof, and whether or not pursuant to the declaration of a national emergency or war, or the occurrence of any military or terrorist attack, in each case, that do not have a disproportionate effect on the

Person and its Subsidiaries, taken as a whole, relative to other Persons in the industry, (ii) economic, industry or market events, occurrences, developments, circumstances or conditions, whether general or regional in nature or limited to any area in which the Person or its Subsidiaries operate, in each case to the extent do not have a disproportionate effect on the Person and its Subsidiaries, taken as a whole, relative to other Persons in the industry, (iii) changes in applicable Laws or accounting standards, principles or interpretations, in each case, that do not have a disproportionate effect on the Person and its Subsidiaries, taken as a whole, relative to other similarly situated Persons in the industry, (iv) changes in the supply or pricing of resin that do not have a disproportionate effect on the Person and its Subsidiaries, taken as a whole, relative to other similarly situated Persons in the industry, or (v) the negotiation (including activities relating to due diligence), execution, delivery or public announcement or the pendency of this Agreement or any of the transactions contemplated herein or any actions taken or not taken in compliance herewith or otherwise at the request or with the consent of the Company or Buyer, as applicable.
          “Net Debt Amount” means the outstanding principal amount of the Indebtedness of the Company and its Subsidiaries (but including the IPO Corp.) plus Applicable Unpaid Fees in excess of $25,000,000 minus Cash or Cash Equivalents of the Company and its Subsidiaries (but including IPO Corp.). In furtherance of the foregoing, Net Debt Amount shall be calculated on a consistent basis for the determination of the Signing Debt Amount and the Closing Debt Amount.
          “Net Debt Target” means $2,450,000,000.
          “Non-Conversion Amount” means the number equal to (x) 16,559,999 minus (y) the number of Dissenting Shares.
          “Option” means an option to purchase Partnership Units granted under any of the Option Plans.
          “Option Plans” means, collectively, the Graham Packaging Holdings Company Management Option Plan, the 2004 Graham Packaging Holdings Company Management Option Plan and the 2008 Graham Packaging Holdings Company Management Option Plan.
          “Owned Real Property” means the real property owned by the Company or any of its Subsidiaries, together with all buildings and other structures, facilities or improvements currently located thereon, all fixtures, systems and equipment of the Company or any of its Subsidiaries attached or appurtenant thereto and all easements, licenses, rights and appurtenances relating to the foregoing.
          “Partnership Unit” means the fractional share of the Partnership Interests in the Company.
          “Permitted Liens” means (a) Liens for Taxes, assessments and governmental charges or levies not yet delinquent or for which adequate reserves are maintained on the financial statements of the Person and its Subsidiaries as of the Closing Date; (b) Liens imposed by law, such as materialmen’s, mechanics’, carriers’, workmen’s and repairmen’s liens and other similar liens arising in the ordinary course of business securing obligations that are not overdue for a period of more than 60 days or which are being contested in good faith by appropriate proceedings (and for which adequate reserves are maintained on the financial statements of the Person and its Subsidiaries as of the Closing Date in conformity with GAAP); (c) pledges or deposits to secure obligations under workers’ compensation laws or similar legislation or to secure public or statutory obligations; (d) deposits to secure the performance of bids, trade contracts (other than for borrowed money), leases, statutory obligations, surety and appeal bonds, performance bonds and other obligations of a like nature incurred in the ordinary course of business consistent with past practice, (e) all matters of record, including, without limitation, survey exceptions, reciprocal easement agreements and other encumbrances on title to real property, (f) all applicable zoning, entitlement, conservation restrictions and other land use and environmental regulations, (g) all exceptions, restrictions, easements, charges, rights-of-way and other Liens set forth in any Environmental Permits, any deed restrictions, groundwater or land use limitations or other institutional controls utilized in connection with any required environmental remedial actions, or other state, local or municipal franchise applicable to the Person or any of its Subsidiaries or any of their respective properties, (h) Liens securing the obligations of the Person or any of its Subsidiaries under secured indebtedness of the Person or any of its Subsidiaries, (i) Liens referred to in the Schedules hereto and (j) Liens that, individually or in the aggregate, would not have a Material Adverse Effect on such Person.
          “Person” means an individual, corporation, limited liability company, partnership, association, joint venture, trust, unincorporated organization or other entity, as well as any syndicate or group that would be deemed to be a Person under section 13(a)(3) of the Securities Exchange Act of 1934, as amended.
          “Per Share Consideration” means an amount equal to (x) the Aggregate Cash Consideration divided by (y) the Seller Shares.
          “Public Stockholder” means each holder of IPO Shares.
          “Seller Pro Rata Share” means the quotient obtained by dividing (x) the total number of Partnership Units owned of record by such Seller immediately prior to the Closing by (y) the total number of Partnership Units outstanding immediately prior to the Closing.
          “Signing Debt Amount” means an estimate of the Net Debt Amount as of the date of this Agreement in the amount of $2,470,000,000.
          “Stock Earnout Target” means the closing sale price for the regular trading session (without considering after hours or other trading outside regular trading session hours) of the IPO Corp. Common Stock on the applicable stock exchange (or, if no closing price is reported, the last reported sale price during that regular trading session) for any 20 days within any 30 day trading period beginning 90 days after the Closing Date exceeds $13.75 per share.
          “Subsidiary” or “Subsidiaries” of the Company, Buyer or any other Person means any corporation, partnership, joint venture or other legal entity of which the Company, Buyer or such other Person, as the case may be (either alone or through or together with any other subsidiary), owns, directly or indirectly, 50% or more of the stock or other equity interests the holder of which is generally entitled to vote for the election of the board of directors or other governing body of such corporation or other legal entity.
          “Trust Account” means the trust account established by Buyer in connection with the consummation of the IPO and into which Buyer deposited a designated portion of the net proceeds from the IPO.
          “Trust Agreement” means the agreement pursuant to which Buyer has established the Trust Account.
          “Warrant Earnout Target” means the closing sale price for the regular trading session (without considering after hours or other trading outside regular trading session hours) of the IPO Corp. Common Stock on the applicable stock exchange (or, if no closing price is reported, the last reported sale price during that regular trading session) for any 20 days within any 30 day trading period beginning 90 days after the Closing Date exceeds $15 per share.
          6.16 Counterparts. This Agreement may be executed in any number of counterparts, each of which shall be deemed to be an original, and all of which together shall be deemed to be one and the same instrument.
          6.17 Submission to Jurisdiction. Each of the parties hereto (i) consents to submit itself to the personal jurisdiction of the United States District Court for the Southern District of New York or any court of the State of New York located in such district in the event any dispute arises out of this Agreement or any of the transactions contemplated by this Agreement, (ii) agrees that it will not attempt to deny or defeat such personal jurisdiction or venue by motion or other request for leave from any such court and (iii) agrees that it will not bring any action relating to this Agreement or any of the transactions contemplated by this Agreement in any court other than such courts sitting in the State of New York.
          6.18 Enforcement. The parties agree that irreparable damage could occur in the event that any of the provisions of this Agreement were not performed in accordance with their specific terms or were otherwise breached. It is accordingly agreed that the parties shall be entitled to an injunction or injunctions to prevent breaches of this Agreement and to enforce specifically the terms and provisions of this Agreement, in addition to any other remedy to which they are entitled at law or in equity.
          6.19 Governing Law. This Agreement shall be governed by and construed in accordance with the internal laws of the State of New York.
          6.20 No Claim Against Trust Account. Each of the Company, each Subsidiary of the Company, each Seller, each of the Blackstone Holders and IPO Corp. hereby irrevocably waives any and all right, title, interest or claim (any “Claim”) of any kind it has or may have prior to the Closing in or to any assets in the Trust Account other than amounts distributed to Buyer after the consummation of its Initial Business Combination and hereby agrees not to seek recourse, reimbursement, payment or satisfaction against the Trust Account or any funds distributed therefrom, except amounts distributed to Buyer after the consummation of its Initial Business Combination, in respect of any Claims against Buyer arising under this Agreement; provided, that any Claim in respect of such amounts distributed to Buyer after the consummation of its Initial Business Combination shall be limited to payments required by Section 6.1(c). This waiver is intended and shall be deemed and construed to be irrevocable and absolute on the part of each of the Company, each Subsidiary of the Company, each Seller, each of the Blackstone Holders and IPO Corp., and shall be binding on their respective heirs, successors and assigns, as the case may be. Notwithstanding the foregoing, this Section 6.20 shall not constitute a waiver of the specific performance remedy set forth in Section 6.18.
[signature pages follow]

     IN WITNESS WHEREOF, the parties hereto have executed and delivered this Agreement as of the date first above written.

BUYER: HICKS ACQUISITION COMPANY I, INC.
By:	/s/ JOSEPH B. ARMES
	Name:	Joseph B. Armes
	Title:	President, Chief Executive Officer and Chief Financial Officer

COMPANY: GRAHAM PACKAGING HOLDINGS COMPANY
By:	/s/ MARK BURGESS
	Name:	Mark Burgess
	Title:	CFO, Assistant Secretary and Assistant Treasurer

GPC CAPITAL CORP. II
By:	/s/ MARK BURGESS
	Name:	Mark Burgess
	Title:	Vice President, Secretary and Assistant Treasurer

GPC OPCO GP LLC
By:	/s/ MARK BURGESS
	Name:	Mark Burgess
	Title:	CFO, COO, Treasurer and Secretary

[Equity Purchase Agreement]

SELLERS: GRAHAM PACKAGING CORPORATION
By:	/s/ PAUL L. RUDY III
Name:	Paul L. Rudy III
Title:	Vice President
Address:	c/o Graham Capital Company 1420 Sixth Avenue York, PA 17403
Telecopy:	(717) 846-6931

GPC HOLDINGS, L.P.
By:	GPC Investments, LLC, its General Partner

By:	/s/ PAUL L. RUDY III
Name:	Paul L. Rudy III
Title:	Vice President
Address:	c/o Graham Capital Company 1420 Sixth Avenue York, PA 17403
Telecopy:	(717) 846-6931

GRAHAM CAPITAL COMPANY
By:	Graham Capital, LLC, its General Partner

By:	/s/ PAUL L. RUDY III
Name:	Paul L. Rudy III
Title:	CFO
Address:	c/o Graham Capital Company 1420 Sixth Avenue York, PA 17403
Telecopy:	(717) 846-6931

[Equity Purchase Agreement]

GRAHAM ENGINEERING CORPORATION
By:	/s/ PAUL L. RUDY III
	Name:	Paul L. Rudy III
	Title:	Vice President and Secretary
Address:		c/o Graham Capital Company 1420 Sixth Avenue York, PA 17403
Telecopy:		(717) 846-6931

BMP/GRAHAM HOLDINGS CORPORATION
By:	/s/ CHINH CHU
	Name:	Chinh Chu
	Title:	Senior Managing Director

BCP/GRAHAM HOLDINGS L.L.C.
By:	/s/ CHINH CHU
	Name:	Chinh Chu
	Title:	Senior Managing Director

BLACKSTONE HOLDERS: BLACKSTONE CAPITAL PARTNERS III MERCHANT BANKING FUND L.P. (only with respect to Sections 3.12, 3.14 and 6.20)
By:	Blackstone Management Associates III, LLC, its General Partner

By:	/s/ CHINH CHU
	Name:	Chinh Chu
	Title:	Senior Managing Director

[Equity Purchase Agreement]

BLACKSTONE OFFSHORE CAPITAL PARTNERS III L.P. (only with respect to Sections 3.12, 3.14 and 6.20)
By:	Blackstone Management Associates III, LLC, its General Partner

By:	/s/ CHINH CHU
	Name:	Chinh Chu
	Title:	Senior Managing Director

BLACKSTONE FAMILY INVESTMENT PARTNERSHIP III L.P. (only with respect to Sections 3.12, 3.14 and 6.20)
By:	Blackstone Management Associates III, LLC, its General Partner

By:	/s/ CHINH CHU
	Name:	Chinh Chu
	Title:	Senior Managing Director

SELLER REPRESENTATIVE: BLACKSTONE CAPITAL PARTNERS III MERCHANT BANKING FUND L.P. (only with respect to its obligations as Seller Representative)
By:	Blackstone Management Associates III, LLC, its General Partner

By:	/s/ CHINH CHU
	Name:	Chinh Chu
	Title:	Senior Managing Director

[Equity Purchase Agreement]

FOUNDER: HH-HACI, L.P.
By:	HH-HACI GP LLC, its General Partner

By:	/s/ JOSEPH B. ARMES
	Name:	Joseph B. Armes
	Title:	Authorized Signatory

ANNEX A
Step One: IPO Reorganization (all of these steps will happen at the closing, in the order indicated)
•	IPO Corp. files an amended and restated certificate of incorporation designed to reflect its imminent public company status, including a certificate of designations authorizing a new class of “special voting shares” having no economic value but with, in the aggregate, greater than 75% of the total voting power of IPO Corp.

•	IPO Corp., the Blackstone Funds, the Graham Family and Founder enter into an Amended and Restated Registration Rights Agreement that amends and restates the Registration Rights Agreement executed in 1998 in connection with the Recapitalization Agreement dated as of December 18, 1997 to provide for certain registration rights of the Blackstone Funds, Graham Family and Founder (and/or an affiliate of Founder) upon becoming shareholders of IPO Corp.

•	The Company contributes its assets and liabilities to IPO Corp. such that the 99% limited partnership stake in Graham Packaging Company and all of the interests in GPC Opco GP LLC (which owns a 1% general partner stake in Graham Packaging Company) will become directly held by IPO Corp. (i.e., Graham Packaging Company becomes a 99%-directly/1%-indirectly owned subsidiary of IPO Corp.).

•	IPO Corp. substitutes management’s options in the Company with options in IPO Corp. with an equivalent value; if any member of Management exercises options in the Company prior to the transaction, such person will not receive substitute options and, instead, will, in accordance with the Management Stockholders’ Agreement, be required to exchange interests in the Company for shares of IPO Corp. common stock.

•	The Company liquidates and BCP LLC, BMP/GHC, GPC and the other Sellers (including the Graham Family and Management (to the extent they have exercised options)) receive newly-issued shares of IPO Corp. Common Stock pro rata in respect of all of the general and limited partnership interests of the Company held by them in accordance with the Partnership Agreement.

•	IPO Corp. becomes the successor guarantor under the Graham Credit Agreement and the Graham Note Indentures.

•	GPC and BMP/GHC contribute their shares of IPO Corp. common stock to IPO Corp. IPO Corp. issues new shares of IPO Corp. Common Stock to GPC and BMP/GHC on a one for one basis and issues warrants to GPC and BMP/GHC in an amount equal to their pro rata amount of the 2,760,000 new warrants to be issued (part of consideration).

•	IPO Corp. issues warrants to Sellers other than GPC and BMP/GHC in an amount equal to such Sellers’ pro rata amount of the 2,760,000 new warrants to be issued.

•	Simultaneously with the prior step, IPO Corp. issues 4 special voting shares to BCP LLC and 0.7 special voting share to GPC (i.e., pro rata in respect of Holding’s general partner interests). Each special voting share will be non-transferable by its holders (except to affiliates).

•	GPC Opco GP LLC distributes its 1% general partnership interest in the Operating Company to IPO Corp., and IPO Corp. contributes a 1% limited partnership interest in the Operating Company to GPC Opco GP LLC.

•	BCP LLC distributes its assets and liabilities (i.e., IPO Corp. common stock and special voting shares) to BMP/GHC and liquidates.

•	GPC distributes IPO Corp. common stock to the Graham Family Holders.

•	BMP/GHC converts to a Delaware limited liability company (“BMP/GHC LLC”) treated as a flow through entity for U.S. federal income tax purposes.

•	As a result of these transactions, all Sellers will directly hold shares of IPO Corp. Common Stock pro rata with their earlier ownership rights in the Company.
Step Two: Purchase of IPO Corp. Common Stock and Issuance
•	2,760,000 shares of Buyer Common Stock held by Founder become restricted earnout shares that satisfy the earnout upon closing stock price reaching $13.75 over a defined trading period (more specifically set forth in the Agreement) and 2,760,000 warrants held by Founder are amended to become exercisable upon the closing stock price reaching $15 over a defined trading period (more specifically set forth in the Agreement) and with an exercise price of $10 per share.

•	Buyer purchases an aggregate of 54,440,001 shares of IPO Corp. Common Stock held by the Sellers (and any member of Management who exercises options prior to the transaction) in exchange for an aggregate of $350 million; Sellers retain 35 million shares (subject to adjustment). The Sellers retain their special voting shares, none of which are acquired by the Buyer.

•	Buyer contributes newly-purchased shares of IPO Corp. common stock to IPO Corp.

•	A newly formed wholly owned limited liability company subsidiary of Graham Packaging Company merges with Buyer. In connection with the merger, holders of Buyer Common Stock receive new shares of IPO Corp. Common Stock equal to the number of shares acquired by Buyer as well as an additional number of shares of IPO Corp. Common Stock (such number of shares shall equal the difference between the maximum number of shares that Buyer shareholders can convert to cash, or 16,559,999, and the actual number shares converted). The issuance from IPO Corp.

to Buyer shareholders will be pursuant to an effective registration statement in an “initial public offering” of IPO Corp. shares.
•	IPO Corp. cancels all of the special voting shares.

•	IPO Corp. to apply at least 50% of the cash proceeds from issuance of any additional shares of IPO Corp. common stock by IPO Corp, to pay down term loans under the Graham Credit Agreement.

•	BMP/GHC LLC distributes IPO Corp. common stock, cash proceeds and new warrants from the sale of IPO Corp. common stock to its members and liquidates.